UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No.      )

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NOTICE OF ANNUAL MEETING OF THE SHAREOWNERS

Date:	May 15, 2012

Time:	10:00 a.m.

Place:	Quinnipiac University School of Law Center – Grand Courtroom 275 Mount Carmel Avenue Hamden, Connecticut 06518

Matters to be voted on:

1.	Election of Directors.

2.	Ratification of the selection of PricewaterhouseCoopers LLP as UIL Holdings Corporation’s independent registered public accounting firm for 2012.

3.	Non-binding advisory vote on the compensation of named executive officers.

4.	Any other matters properly brought before the shareowners at the annual meeting or any adjournment of the annual meeting.

UIL Holdings Corporation is pleased to utilize the U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our shareowners a Notice of Internet Availability of Proxy Materials (the “Notice”). Those shareowners will receive the Notice instead of a paper copy of our proxy statement, proxy card, the 2011 Annual Report on Form 10-K and the Shareowner Letter. The Notice contains instructions on how to access those documents over the Internet and request a paper copy of our proxy materials. All shareowners who do not receive a Notice will receive a paper copy of the proxy materials by mail. We believe that this process allows us to provide shareowners with the information they need in a timely manner while reducing the environmental impact, and lowering the costs, of printing and distributing our proxy materials.

You can vote your shares of common stock at the Annual Meeting of the Shareowners if our records show that you owned the shares on March 12, 2012. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a statement, proxy or a letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares as of March 12, 2012. Please remember that brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares.

If you plan on personally attending the Annual Meeting of the Shareowners, you will be asked to verify that you are a shareowner by presenting an attendance ticket (attached to your proxy card) or the Notice, together with a proper form of identification. Cameras, recording devices and other electronic devices including telephones or other devices with photographic capability should not be used during the meeting and are subject to confiscation. For the safety of attendees, all bags, packages, and briefcases are subject to inspection. Your compliance is appreciated.

Whether you plan to attend the Annual Meeting of the Shareowners or not, please vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a proxy card, please complete, sign, date and promptly return that enclosed proxy card in the postage prepaid envelope provided.

April 5, 2012

By Order of the Board of Directors,
SIGRID KUN
Assistant General Counsel and Corporate Secretary

YOUR VOTE IS IMPORTANT

In order to save UIL Holdings Corporation the expense of further solicitation to ensure that a quorum is present at the annual meeting, please return your proxy card promptly - regardless of the number of shares you own, and regardless of whether you plan to attend the meeting.

Directions to Quinnipiac University appear at the end of the accompanying Proxy Statement.

PROXY STATEMENT

UIL Holdings Corporation (“UIL Holdings” or the “Company”) is mailing either (1) a Notice of its Annual Meeting of the Shareowners, this proxy statement, the accompanying proxy card and the Shareowner Letter, or (2) a Notice of Internet Availability of Proxy Materials (the “Notice”), on or about April 5, 2012, to all of its shareowners who, according to its records, held common stock as of the close of business on March 12, 2012, in connection with the solicitation of proxies for use at the 2012 Annual Meeting of the Shareowners (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, May 15, 2012 at 10:00 a.m. at Quinnipiac University, School of Law Center – Grand Courtroom, 275 Mount Carmel Avenue, Hamden, Connecticut 06518, for the purposes listed in the accompanying Notice of Annual Meeting of the Shareowners.

UIL Holdings is making this solicitation, and it will bear the expense of printing and mailing proxy materials to shareowners. UIL Holdings will ask banks, brokers and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners of shares and to secure their voting instructions, if necessary, and UIL Holdings will reimburse them for their reasonable expenses in so doing. Directors, officers and employees of UIL Holdings may also solicit proxies personally or by telephone, but they will not be specifically compensated for soliciting proxies. UIL Holdings has retained Okapi Partners of New York, New York, at a cost to UIL Holdings of $10,000 plus expenses, to aid in the solicitation of proxies by similar methods.

SHAREOWNERS ENTITLED TO VOTE

At the close of business on March 12, 2012, the record date for the Annual Meeting, 50,646,448 shares of UIL Holdings common stock were outstanding. Owners of all outstanding shares of common stock will be entitled to vote at the meeting, each share being entitled to one vote, on each matter coming before the meeting as listed in the accompanying Notice of Annual Meeting of the Shareowners. In accordance with UIL Holdings’ bylaws, the President will appoint inspectors of proxies and tellers to count all votes on each matter coming before the meeting.

Shareowners who are participants in Investors Choice, a Dividend Reinvestment & Direct Stock Purchase and Sale Plan (the “Plan”) for the shares of UIL Holdings common stock, will, upon request, receive a Notice and proxy card that cover the shares held in their accounts under the Plan.

If you properly return a proxy card, in accordance with the instructions listed on the Notice or proxy card, then the shares covered by that proxy card:

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will be voted or not voted, in accordance with the instructions you give on the proxy form, to elect as Directors for the ensuing year the nine persons named in this proxy statement, or any other person(s) that the present Board of Directors name(s) as a substitute nominee if one or more of the nine persons named is unable to serve;

•

will be voted for or against, or not voted, in accordance with the instructions you give on the proxy card, with respect to the proposal to ratify the retention of PricewaterhouseCoopers LLP as UIL Holdings’ independent registered public accounting firm for fiscal year 2012;

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will be voted for or against, or not voted, in accordance with the instructions you give on the proxy card, with respect to the proposal to approve, by non-binding advisory vote, the compensation of the named executive officers; and

•

will be voted in the discretion of the person(s) designated as proxies on the proxy card with respect to other matters, if any, which come before the meeting. UIL Holdings is not aware of any other matters to be presented at the meeting.

You may revoke your proxy at any time prior to its use. In order to revoke your proxy, you must send a written notice of revocation or another properly signed proxy card bearing a later date to UIL Holdings’ Corporate Secretary. If you attend the Annual Meeting in person, you may, if you wish, vote by ballot at the Annual Meeting. If you do vote by ballot at the Annual Meeting, then any proxy you previously submitted will be cancelled.

Under Connecticut law and UIL Holdings’ bylaws, shareowners holding a majority of the shares of outstanding common stock will constitute a quorum for purposes of considering and acting upon the matters listed in the accompanying Notice of Annual Meeting of the Shareowners.

Under Connecticut law and UIL Holdings’ bylaws, assuming that a quorum is present at the meeting, directors will be elected by a plurality of the votes cast at the meeting. Withholding authority to vote for a director nominee will not prevent that director nominee from being elected. Cumulative voting for directors is not permitted under Connecticut law unless a corporation’s certificate of incorporation provides for cumulative voting rights. UIL Holdings’ certificate of incorporation does not provide for cumulative voting rights.

Under Connecticut law and UIL Holdings’ bylaws, assuming that a quorum is present at the meeting, the proposal to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as UIL Holdings’ independent registered public accounting firm will be approved if the votes cast in favor of this action exceed the votes cast against it. Proxies marked to abstain from voting with respect to this action will not have the legal effect of voting against it.

Householding Information

We have adopted a procedure approved by the U.S. Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, shareowners of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy statement, Annual Report on Form 10-K and Shareowner Letter, unless one or more of the shareowners at that address notifies us that they wish to continue receiving individual copies. We believe this procedure provides greater convenience to our shareowners and saves money by reducing our printing and mailing costs and fees.

If you and other shareowners of record with whom you share an address and last name currently receive multiple copies of our proxy statement, Annual Report on Form 10-K and Shareowner Letter and would like to participate in our householding program, please contact Broadridge by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of our proxy statement, Annual Report on Form 10-K and Shareowner Letter, please contact Broadridge Financial Solutions, Inc. as described above.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information.

PRINCIPAL SHAREOWNERS

In statements filed with the SEC, the entities identified in the table below have disclosed beneficial ownership of shares of UIL Holdings common stock as shown in the table. None of the entities identified in the table has acknowledged that it has acted, or is acting, as a partnership, limited partnership or syndicate, or as a group of any kind for the purpose of acquiring, holding or disposing of UIL Holdings common stock. There is no other person or group of persons known to UIL Holdings to be the beneficial owner of more than five percent of the shares of UIL Holdings common stock as of the close of business on March 12, 2012.

The percentage shown in the right-hand column is calculated based on the 50,646,448 shares of UIL Holdings common stock outstanding as of the close of business on March 12, 2012.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,562,782 (1)	9.01%
Common Stock	Deutsche Bank AG Theodor-Heuss-Allee 70 60468 Frankfurt am Main Federal Republic of Germany	4,160,287 (2)	8.21%
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,745,226 (3)	5.42%

(1)

Based upon information provided in Amendment No. 3 to Schedule 13G filed by BlackRock, Inc. with the SEC on February 9, 2012. BlackRock, Inc. has sole voting power and sole dispositive power with respect to 4,562,782 shares. The Amendment to Schedule 13G notes that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the reported shares. No one person’s interest in said shares exceeds five percent of the Company’s total outstanding shares of common stock.

(2)

Based upon information provided in Amendment No. 1 to Schedule 13G filed by Deutsche Bank AG with the SEC on February 10, 2012, Deutsche Bank AG has sole voting power with respect to 293,582 shares and sole dispositive power with respect to 4,160,287 shares.

(3)

Based upon information provided in the Schedule 13G filed by The Vanguard Group, Inc. with the SEC on February 9, 2012. The Vanguard Group, Inc. has sole voting power with respect to 77,577 shares and sole dispositive power with respect to 2,667,649 shares.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Unless you instruct otherwise on the proxy card, shares to which the signed and returned form relates will be voted in favor of the persons listed below for election as directors of UIL Holdings. Although UIL Holdings knows of no reason why any of the persons listed below will be unable to serve as a director, if that should occur, your shares will be voted for any other person that the present Board of Directors of UIL Holdings (the “Board of Directors” or the “Board”) names as a substitute nominee. All of the nominees listed below were elected as Directors at the 2011 Annual Meeting of the Shareowners. The Board has set the number of directors who constitute the entire Board at nine.

UIL Holdings’ criteria for directors are discussed in its Corporate Governance Guidelines, a copy of which is provided on pages 11 to 16 of this proxy statement. Consistent with these guidelines, all of the nominees listed below have a reputation for integrity, sound judgment, respect for others, courage of their convictions, and the ability to communicate effectively. All of the nominees have also stated that they have the time and commitment to meet their responsibilities as members of the Board. As a whole, the Board reflects diversity of gender, background and experience. The Board has determined that certain areas of experience are key to the composition of the Board as a whole: leadership experience, finance experience, and energy industries experience, including electricity and gas, and utility/public policy experience. Biographical information is provided for each nominee. The stated age of each director nominee will be his or her age at May 15, 2012. Experience in these key areas is summarized for each nominee below.

Leadership experience: Directors must have the ability to comprehend, evaluate and prioritize significant strategies, and to exercise oversight over their implementation. Directors with experience in leadership positions, particularly as executive officers or directors of publicly held companies, will have experience with the identification of enterprise risks, development and implementation of solutions, and serving as the leaders of coordinated efforts. This experience is important to UIL Holdings’ evaluation and successful implementation of its operating strategies and its initiatives for future growth.

Finance experience: Finance experience, including experience with capital markets, accounting, audit, budgets and financial reporting, is important to all directors, and is particularly important to directors serving on the Audit Committee. UIL Holdings’ electric and gas utility subsidiaries plan extensive capital programs over the next decade. Finance experience contributes to a director’s oversight of UIL Holdings’ internal control environment, financial accounting and reporting, capital structure and financing of cash requirements.

Energy industry experience: UIL Holdings’ electric and gas utility subsidiaries’ core businesses are in the energy industry, which has experienced significant structural and technological changes, with the pace of such changes expected to continue or increase in the future. Experience in the energy industry contributes to a director’s evaluation of UIL Holdings’ long- and short-term objectives, assessment of future developments that may impact UIL Holdings strategically and operationally, and such director’s work on the Board’s committees.

Utility/public policy experience: UIL Holdings’ utility subsidiaries deliver electricity and gas to residents and businesses located in each utility’s franchise area, and are subject to state regulation of electric and gas distribution rates and federal regulation of electric transmission, as applicable. UIL Holdings’ subsidiaries also engage in other cost of service-based activities, including cost of service generation investments. A director’s experience with governmental entities, including regulatory agencies, as well as the overall ratemaking process and a utility’s public service obligations to provide reliable service, can assist the director in monitoring the achievement of UIL Holdings’ objectives and the director’s understanding of the environments in which UIL Holdings does its business, the operational and financial considerations relevant to ratemaking, and UIL Holdings’ ability to earn a fair return on invested capital.

Thelma R. Albright, 65, Former President, Carter Products Division, Carter-Wallace, Inc., Cranbury, New Jersey. Director of UIL Holdings since 1995.

Carter-Wallace, Inc. is a consumer and healthcare products manufacturer. Currently, director, UIL Holdings Corporation and Church and Dwight, Inc. Former director of Imagistics, Inc. Ms. Albright holds a bachelor’s of arts degree from Marian University, and an MBA from the University of Central Missouri.

Director Qualifications in Key Areas:

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Leadership experience – former president of a division of an international consumer products company; current and former director of publicly held companies and current Chair of the Executive Compensation Committee of a publicly held company; former chair of UIL Holdings’ Compensation and Executive Development Committee.

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Finance experience – managed finance, sales, marketing and research and development for a consumer products division of a publicly held company. Prior and current service on UIL Holdings’ Audit Committee and Retirement Benefits Plans Investment Committee;

Arnold L. Chase, 60, Member of the Board of Directors and President, Gemini Networks, Inc. and Executive Vice President, Chase Enterprises, Hartford, Connecticut. Director of UIL Holdings since 1999. Current Retirement Benefits Plans Investment Committee Chair.

Gemini Networks, Inc. and Chase Enterprises are privately owned investment holding companies. Also, director, UIL Holdings Corporation, Connecticut Public Broadcasting, Inc. and Talcott Mountain Science Center. Also, member of the Hartford Carousel Committee. Mr. Chase holds a bachelor’s of science in business administration degree from Babson College.

Director Qualifications in Key Areas:

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Leadership experience – current principal of two investment holdings companies; former managing director of a telecommunications company; current Chair of UIL Holdings’ Retirement Benefits Plans Investment Committee; former President, New England Weather Service; current and former director of publicly held companies.

•	Finance experience – current Chair of UIL Holdings’ Retirement Benefits Plans Investment Committee; prior service on the audit committee of a publicly held bank corporation.

•	Utility/public policy experience – Current President of a telecommunications company; former President and managerial positions with communication companies.

Betsy Henley-Cohn, 59, Chairperson of the Board of Directors and Chief Executive Officer, Joseph Cohn & Son, Inc., North Haven, Connecticut. Director of UIL Holdings since 1989.

Joseph Cohn & Son, Inc. is a construction sub-contracting business operating in New England. Also, director, UIL Holdings Corporation. Former Chairwoman and CEO of BIW Limited, a water utility holding company whose utility assets are now primarily a part of the South Central Connecticut Regional Water Authority. Former director of Society for Savings, First Bank, The Aristotle Corporation and Citizens Bank of Connecticut. Ms. Henley-Cohn holds a bachelor’s degree from Hampshire College and has an MBA from Simmons College.

Director Qualifications in Key Areas:

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Leadership experience – Chairwoman of a construction sub-contracting company; former Chairwoman of a publicly held water utility holding company; former director of several publicly held companies; former Chair of UIL Holdings’ Corporate Governance and Nominating Committee.

•	Finance experience – former chair of the audit committees of publicly held companies; prior and current service on UIL Holdings’ Audit Committee and Retirement Benefits Plans Investment Committee

•	Utility/public policy experience – former Chairwoman of regulated water utility; experience in ratemaking proceedings.

Suedeen G. Kelly, 60, Partner, Patton Boggs L.L.P., Washington, D.C. Director of UIL Holdings since 2011.

Co-chair of the public policy and regulatory department at law firm. Currently, director of Chesapeake Midstream Partners and Tendril. Also, director, UIL Holdings Corporation. Former Commissioner of the Federal Energy Regulatory Commission. Former professor of law, University of New Mexico School of Law. Former Chairwoman, New Mexico Public Service Commission. Ms. Kelly holds a bachelor’s degree from the University of Rochester and has a J.D., cum laude, from the Cornell Law School.

Director Qualifications in Key Areas:

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Leadership experience – current co-chair of law firm department; former Commissioner of federal agency; former Chairwoman, state public service commission; current director and chair of compensation committee of publicly held gas gathering company.

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Finance experience – review and decision-making on federal agency cases involving electric and natural gas wholesale markets and interstate transmission; author of publications on electricity rates; current service on UIL Holdings’ Retirement Benefits Plans Investment Committee.

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Utility/public policy experience – former Commissioner of federal energy agency; former Chairwoman of state public service commission; former professor of energy law and public utility regulation; author of publications on energy law and policy.

John L. Lahey, 65, President, Quinnipiac University, Hamden, Connecticut. Director of UIL Holdings since 1994. Non-Executive Chair of UIL Holdings since 2010. Current Executive Committee Chair.

Quinnipiac University is a private, coeducational university with 5,900 undergraduate and 2,000 graduate students. Also, Trustee Yale New Haven Hospital. Director, UIL Holdings Corporation, The NYC Saint Patrick’s Day Parade, Inc., Standard Security Life Insurance Company of New York and the Independence Holding Company. Former director of The Aristotle Corporation. Dr. Lahey holds bachelor’s and master’s degrees from the University of Dayton, a master’s degree from Columbia University, and a Ph.D. from the University of Miami.

Director Qualifications in Key Areas:

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Leadership and finance experience – Current President of a university; current trustee of a health care system; current director of an insurance company; former Chair of UIL Holdings’ Compensation and Executive Development Committee; current chair of UIL Holdings’ Executive Committee.

•	Utility/public policy experience – Experience with Connecticut governmental entities through his work as a university President.

Daniel J. Miglio, 71, Former Chairman, President and Chief Executive Officer of Southern New England Telecommunications Corporation (SNET) and The Southern New England Telephone Company, New Haven, Connecticut. Director of UIL Holdings since 1999. Current Corporate Governance and Nominating Committee Chair.

SNET and The Southern New England Telephone Company were previously independent telecommunications companies and are now part of AT&T. Currently, director, UIL Holdings Corporation and Yale-New Haven Health Services Corporation. Mr. Miglio holds a bachelor’s of science degree in economics from the Wharton School at the University of Pennsylvania.

Director Qualifications in Key Areas:

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Leadership experience – former Chairman and CEO of a publicly held company; former chair of a national industry association; current Chair of UIL Holdings’ Corporate Governance and Nominating Committee; former Chair of UIL Holdings’ Compensation and Executive Development Committee.

•	Finance experience – former CFO of a publicly held company; former Chair of UIL Holdings’ Audit Committee and service on audit committees of other publicly held and not-for-profit corporations.

•	Utility/public policy experience – former President, officer responsible for regulatory and government relations and operations manager of a regulated public utility.

William F. Murdy, 70, Chairman of the Board of Directors of Comfort Systems USA, Houston, Texas. Director of UIL Holdings since 2001. Current Compensation and Executive Development Committee Chair.

Comfort Systems USA is a national heating, ventilation, air conditioning and related services company serving the commercial and industrial markets. Also, director, UIL Holdings Corporation, Kaiser Aluminum, Paramount Construction, the Thayer Hotel, and Compact Power Equipment Company. Also, advisory director of private equity firms CapStreets and Chicago Growth Partners. Member, National Board and Executive Committee of Business Executives for National Security, Chairman of Warrior Gateway, the Board of Trustees Emeritus of the Association of Graduates of West Point, and the Corporate Council of the Vietnam Veterans Memorial. Mr. Murdy holds a bachelor’s of science degree from West Point and an MBA from Harvard.

Director Qualifications in Key Areas:

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Leadership and finance experience – Current Chairman and former CEO of a publicly held company; current director of other publicly held companies; former CEO of five large companies; former managing partner of a venture capital firm; former officer in the United States Army; current Chair of UIL Holdings’ Compensation and Executive Development Committee.

•	Finance experience – current member of UIL Holdings’ Audit Committee.

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Energy experience – current Chairman and former CEO of a national heating, ventilation, and air conditioning company; former director of a public oil and gas exploration and production company; former officer of a gas company.

Donald R. Shassian, 56, Executive Vice President and Chief Financial Officer of Frontier Communications, Stamford, Connecticut. Director of UIL Holdings since 2008. Current Audit Committee Chair.

Frontier Communications is a full-service communications provider of voice, high-speed internet, satellite video, wireless internet data access, data security solutions, bundled offerings, specialized bundles for small business and home offices, and advanced business communications for medium and large businesses in 27 states. Also, Director, UIL Holdings Corporation. Certified Public Accountant. Former senior vice president and chief financial officer of Southern New England Telecommunications Corporation. Former partner-in-charge of the Arthur Andersen telecommunications industry practice in North America. Mr. Shassian holds a bachelor’s degree in business administration from Bucknell University.

Director Qualifications in Key Areas:

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Leadership and finance experience – current and former executive positions at publicly held telecommunications companies; former audit and advisory partner at an accounting firm with specialization in the telecommunications industry; current Chair of UIL Holdings’ Audit Committee and member of the Retirement Benefits Plans Investment Committee; Certified Public Accountant.

•	Utility/public policy experience – executive positions at rate regulated companies; experience with ratemaking proceedings.

James P. Torgerson, 59, President and Chief Executive Officer, UIL Holdings Corporation and Chairman and Chief Executive Officer, The United Illuminating Company, New Haven, Connecticut. Director of UIL Holdings since 2006.

Former President and Chief Executive Officer, Midwest Independent Systems Operator, Inc. Current Trustee and Vice-Chairman of St. Raphael’s Healthcare System. Also, Chairman, Regional Economic Xcelleration and Connecticut Institute for the 21st Century, Vice Chairman, Connecticut Business and Industry Association, Board member, Edison Electric Institute and Trustee, Foundation for the Advancement of Catholic Schools, American Gas Association and member of the Fairfield Business Council. Mr. Torgerson holds a bachelor’s of business administration in accounting from Cleveland State University.

Director Qualifications in Key Areas:

•

Leadership, energy industry and utility experience – current CEO of UIL Holdings; former CEO of independent transmission system operator; experience in operations and ratemaking at regulated electric and gas utilities.

•	Finance experience – former chief financial officer of regulated utilities and independent transmission system operator.

VOTE REQUIRED FOR APPROVAL

Under Connecticut law and UIL Holdings’ bylaws, assuming that a quorum is present at the Annual Meeting, directors will be elected by a plurality of the votes cast at the meeting. Withholding authority to vote for a director nominee will not prevent that director nominee from being elected. Cumulative voting for directors is not permitted under Connecticut law unless a corporation’s certificate of incorporation provides for cumulative voting rights. UIL Holdings’ certificate of incorporation does not provide for cumulative voting. Please remember that brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THIS PROPOSAL CONCERNING THE ELECTION OF DIRECTORS.

INFORMATION REGARDING THE BOARD OF DIRECTORS

During 2011, the Board held 11 meetings. The average attendance record of the directors was 99% for meetings of the Board of Directors and its committees held during 2011. The Board expects that directors will attend the annual meetings of the shareowners. All the members of the Board of Directors attended the 2011 Annual Meeting of the Shareowners held on May 10, 2011.

Mr. Lahey has served as the Non-executive Chair of the Board of Directors since May 2010 and has presided over the executive sessions of the Board. The responsibilities adopted by the Board of Directors as they relate to the Non-executive Chair are included in the Corporate Governance Guidelines of UIL Holdings and described below in this proxy statement.

Board Leadership Structure

The Company’s bylaws allow flexibility to separate or consolidate the positions of Chairman of the Board and Chief Executive Officer (“CEO”), as the Board may determine to be appropriate at a given time to support the effective governance and functioning of the Board and the Company. UIL Holdings has had a Non-executive Chair of the Board since October 2006. The Board has determined that this is the appropriate leadership structure for the Company at this time. The Non-executive Chair and the CEO have complementary roles. The Non-executive Chair leads the Board, and works to assure that the Board meets its responsibilities, particularly in effective oversight, including oversight of senior management’s assessment and management of the Company’s enterprise risk. The CEO manages the day-to-day business of the Company and is the primary point of communication with shareowners and professionals active in the financial markets, such as Wall Street analysts.

Director Diversity

The Board recognizes the benefit of having directors who reflect differing individual attributes, to contribute to the Board’s discussion, evaluation and decision-making. The Board does not have a specific policy regarding diversity. However, in evaluating directors and director nominees, the Corporate Governance and Nominating Committee considers diversity in the context of a breadth of experience, thought and expertise, as well as gender and racial diversity.

Risk Assessment

The Board has determined that it should address enterprise risk at least quarterly, and from time to time in the evaluation of proposed Board actions. In addition, the Board has delegated to Board committees responsibility for the initial evaluation of risk in specific areas in accordance with the areas of responsibility set forth in the committees’ charters, which responsibilities are described below under “COMMITTEES OF THE BOARD OF DIRECTORS.”

Director Independence

The Board of Directors is composed at all times of at least a majority of directors who are independent. As described below, the Board has determined that seven of the Board’s nine director nominees are independent. In accordance with the New York Stock Exchange (“NYSE”) corporate governance standards, all of the members of the Audit Committee, the Compensation and Executive Development Committee and the Corporate Governance and Nominating Committee are independent directors.

The Board has adopted categorical standards to assist it in making the annual affirmative determination of each director’s independence status and these standards, “Standards for Independence of Directors,” are posted on the Company’s website, www.uil.com. A director will be considered “independent” if he or she meets the requirements of the categorical standards and the criteria for independence set forth from time to time in the listing standards of the NYSE.

The Board has evaluated the relationships between each nominee for director (and his or her immediate family members and related interests) and UIL Holdings and its subsidiaries. The Board has affirmatively determined, upon the recommendation of the Corporate Governance and Nominating Committee, that each of the following nominees is independent: Ms. Albright, Ms. Henley-Cohn, Ms. Kelly, Mr. Lahey, Mr. Miglio, Mr. Murdy and Mr. Shassian. The Board has determined that Mr. Chase and Mr. Torgerson do not meet the Company’s independence standards. Mr. Chase is not independent because he has a beneficial interest in the building known as 157 Church Street, at which a wholly-owned subsidiary of the Company is a lessee. Mr. Torgerson is not independent because he is the President and Chief Executive Officer of UIL Holdings.

COMMITTEES OF THE BOARD OF DIRECTORS

Executive Committee

Ms. Henley-Cohn, Mr. Lahey, Mr. Miglio and Mr. Torgerson serve on the Executive Committee of the Board of Directors. Mr. Lahey is the Chair of the Executive Committee. The Executive Committee is a standing committee that has and may exercise all the powers of the Board when the full Board is not in session. The Executive Committee did not hold any meetings during 2011.

Audit Committee

Ms. Albright, Ms. Henley-Cohn, Mr. Murdy and Mr. Shassian serve on the Audit Committee of the Board of Directors. Mr. Shassian is the Chair of the Audit Committee. All members of the Audit Committee are independent as defined in the listing standards of the NYSE. The Audit Committee is a standing committee whose functions include monitoring the integrity of the Company’s financial statements, financial reporting process and systems of internal controls regarding finance, accounting, and compliance with applicable laws, regulations and company policies; monitoring the independence, qualifications, and performance of the Company’s independent auditors and internal audit services and compliance; and providing an open avenue of communication among the independent auditors, financial and senior management, internal audit services and the Board. In consultation with financial and senior management, the independent auditors and internal audit services, the Audit Committee considers the integrity of UIL Holdings’ financial reporting processes and controls, discusses significant financial risk exposures and the steps management has taken to monitor, control and report such exposures, and reviews significant findings of the independent auditors and UIL Holdings’ internal audit services, together with management’s responses to these findings. The Audit Committee also performs other activities consistent with its charter, UIL Holdings’ Bylaws and governing law, such as review of contingent liabilities and risks that may be material to UIL Holdings and discussion of policies with respect to risk assessment and risk management. Each member of the Audit

Committee is an Audit Committee financial expert, as defined by the regulations of the SEC. The Audit Committee Charter meets the current requirements of the SEC regulations and the NYSE listing standards. The charter is posted on the Company’s website, www.uil.com and the Company will send a copy, free of charge, to any shareowner who requests it by contacting the Corporate Secretary. The Audit Committee held five meetings during 2011.

Compensation and Executive Development Committee

Ms. Henley-Cohn, Ms. Kelly, Mr. Miglio and Mr. Murdy serve on the Compensation and Executive Development Committee (“CEDC”) of the Board of Directors. Mr. Murdy is the Chair of the CEDC. All members of the CEDC are independent as defined in the listing standards of the NYSE. The CEDC is a standing committee whose functions include the oversight, management and administration of the executive incentive, equity and deferred compensation plans (the “Executive Plans”) of the Company and its subsidiaries; discharging the responsibilities of the Board relating to compensation of Section 16(b) executive officers, which executive officers are determined annually by the Board; discharging the responsibilities of the Board for administration and oversight of the Executive Plans; establishing competitive executive compensation policies and other supplemental compensation and benefit programs, all of which are designed to be internally equitable and externally competitive to attract and retain officers and executives of the highest quality, and to align the interests of such persons with those of the Company’s shareowners and customers; making recommendations to the Board regarding the selection of the Company’s CEO and reviewing the CEO’s nominees for other officers of the Company; evaluating the annual performance of the Company’s CEO; reviewing management development and succession matters; and administering aspects of compensation plans and stock plans and amending or recommending changes in such plans. Additionally, the CEDC is responsible for the initial evaluation of risk in connection with the areas of responsibility set forth in its charter. The CEDC charter is available on UIL Holdings’ website, www.uil.com and the Company will send a copy, free of charge, to any shareowner who requests it by contacting the Corporate Secretary. The CEDC held six meetings during 2011. Additional information about the CEDC and the Company’s compensation-setting process can be found on page 26 of this proxy statement.

Corporate Governance and Nominating Committee

Ms. Albright, Ms. Henley-Cohn, Ms. Kelly and Mr. Miglio serve on the Corporate Governance and Nominating Committee of the Board of Directors. Mr. Miglio is the Chair of the Corporate Governance and Nominating Committee. All members of the Corporate Governance and Nominating Committee are independent as defined in the listing standards of the NYSE. The Corporate Governance and Nominating Committee is a standing committee whose functions include identifying and recommending to the Board for nomination, consistent with the Company’s Corporate Governance Guidelines, individuals qualified to serve as directors of the Company, and recommending to the Board the criteria and qualifications for directors; identifying and recommending to the Board, directors qualified to serve on committees of the Board and to serve as committee chairs; recommending to the Board an appropriate Board leadership structure and identifying and recommending to the Board nominees for Chairman; developing and recommending to the Board and annually reviewing a set of corporate governance guidelines applicable to the Company; evaluating and making recommendations to the Board with respect to the compensation of directors; and overseeing the annual evaluation of Board and committee performance. Additionally, the Corporate Governance and Nominating Committee is responsible for the initial evaluation of risk in connection with the areas of responsibility set forth in its charter. The Corporate Governance and Nominating Committee’s charter is available on UIL Holdings’ website, www.uil.com and the Company will send a copy, free of charge, to any shareowner who requests it by contacting the Corporate Secretary. The Corporate Governance and Nominating Committee held five meetings during 2011.

The Corporate Governance and Nominating Committee does not set specific, minimum qualifications that nominees must meet in order for it to recommend them for election to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of UIL Holdings and the composition of the Board of Directors. Members of the Corporate Governance and Nominating Committee discuss and evaluate possible candidates in detail, and suggest individuals to explore in more depth. Outside consultants have also been employed at times to help in identifying candidates. Once a candidate is identified whom the Corporate Governance and Nominating Committee wants to seriously consider for nomination, the Chair enters into a discussion with that prospective nominee. The Corporate Governance and Nominating Committee will consider nominees recommended by shareowners. Nominees recommended by shareowners will be given appropriate consideration in the same manner as other nominees. Shareowners who wish to submit the names of nominees for Director for consideration by the Corporate Governance and Nominating Committee for election at the UIL Holdings 2013 Annual Meeting of Shareowners may do so by submitting in writing, between December 1, 2012 and December 31, 2012, the names of such nominees with their qualifications and biographical information forwarded to the Committee in care of the Corporate Secretary.

Retirement Benefits Plans Investment Committee

Ms. Albright, Mr. Chase, Ms. Kelly and Mr. Shassian serve on the Retirement Benefits Plans Investment Committee of the Board of Directors. Mr. Chase is the Chair of the Retirement Benefits Plans Investment Committee. The Retirement Benefits Plans Investment Committee is responsible for carrying out the Board’s duties in connection with the investment and management of assets held on behalf of the funded employee benefits plans and any trusts established in connection with non-qualified deferred compensation plans of the Company and its affiliates. Additionally, the Retirement Benefits Plans Investment Committee is responsible for the initial evaluation of risk in connection with the areas of responsibility set forth in its charter. The Retirement Benefits Plans Investment Committee charter is available on UIL Holdings’ website, www.uil.com and the Company will send a copy, free of charge, to any shareowner who requests it by contacting the Corporate Secretary. The Retirement Benefits Plans Investment Committee, which was previously known as the Finance Committee, held five meetings during 2011.

The following table summarizes the information set forth above regarding the current composition of the committees of the Board.

Name	Executive Committee	Audit Committee	Compensation and Executive Development Committee	Corporate Governance and Nominating Committee	Retirement Benefits Plans Investment Committee
Thelma R. Albright		X		X	X
Arnold L. Chase					C
Betsy Henley-Cohn	X	X	X	X
Suedeen G. Kelly			X	X	X
John L. Lahey	C
Daniel J. Miglio	X		X	C
William F. Murdy		X	C
Donald R. Shassian		C			X
James P. Torgerson	X

C: Chair    X: Committee member

TRANSACTIONS WITH RELATED PARTIES AND CODES OF CONDUCT

The United Illuminating Company (“UI”), one of UIL Holdings’ direct subsidiaries, is a 50-50 joint-venturer in GenConn Energy LLC (“GenConn”). UI agreed to lend up to $121.5 million to GenConn under a promissory note. The principal balance of the promissory note of approximately $63 million was converted to an equity investment in July 2011. During 2011, UI recorded $1.2 million of interest income related to the promissory note, which was offset by the interest expense UI incurred to borrow the same amount from its lenders.

Under a lease agreement dated May 7, 1991, UI leased its corporate headquarters offices in New Haven from 157 Church Street, LLC, which is controlled by Arnold L. Chase, a director and shareowner of UIL Holdings, and members of his immediate family. During 2011, UI’s lease payments to 157 Church Street, LLC totaled approximately $11.4 million.

UIL Holdings made contributions of $0.5 million in 2011 to the United Illuminating Company Foundation (the “Foundation”), formed in 1990 by UIL Holdings’ electric utility subsidiary. The Foundation focuses its grants on charities that serve the same communities as those served by UIL Holdings.

UIL Holdings’ Code of Business Conduct for the Board of Directors (the “Director Code”) provides guidance to each director on areas of ethical risk, to help directors recognize and address potential conflicts of interest and other ethical issues to help foster a culture of honesty and accountability. Specifically, the Director Code provides that directors must avoid conflicts of interest with UIL Holdings and requires that any situation that involves, or may reasonably be expected to involve, a conflict of interest must be disclosed promptly to the Non-executive Chair of the Board. The Director Code provides that directors should seek to identify potential conflicts of interest at an early stage. Directors are encouraged to bring questions about particular circumstances that may implicate one or more of the provisions of the Director Code to the attention of the Chair of the Audit Committee or the Chair of the Corporate Governance and Nominating Committee, who may consult with counsel as appropriate.

UIL Holdings’ Code of Ethics for the Chief Executive Officer, Presidents and Senior Financial Officers (the “Officer Code”) establishes policies and procedures that (1) encourage and reward professional integrity in all aspects of the financial organization (2) prohibit and eliminate the appearance or occurrence of conflicts between what is in the best interest of UIL Holdings and what could result in material personal gain for a member of the organization (3) provide a mechanism for members of the financial organization to inform senior management of deviations in practice from policies and procedures governing honest and ethical behavior and (4) demonstrate their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout the financial organization.

Officers of UIL Holdings are also subject to UIL Holdings’ general employee Code of Business Conduct (the “Employee Code”), which governs potential conflicts of interest and requires the disclosure of all facts in any situation where a conflict of interest may arise. Copies of the Director Code, Officer Code and the Employee Code are accessible on the Company’s website, www.uil.com.

UIL Holdings discourages transactions involving, or that may be perceived as involving, a conflict of interest, and has historically limited the approval of such transactions to specific and rare instances with the full disclosure to, and approval of, the disinterested members of the Board. Additionally, UIL Holdings requires each director and officer to complete an annual questionnaire that solicits, among other items, specific information about (1) each Board member’s individual affiliations with entities with which UIL Holdings and its executives transact business or have an affiliation, (2) any transaction or series of similar transactions involving UIL Holdings and/or its subsidiaries to which the director or any member of the director’s immediate family has a direct or indirect material interest and (3) each Board member’s involvement in legal proceedings affecting UIL Holdings. UIL Holdings’ management reviews these questionnaires annually during the preparation of disclosures to be included in this proxy statement.

UIL HOLDINGS CORPORATION

CORPORATE GOVERNANCE GUIDELINES

The Board of Directors (the “Board”) of UIL Holdings Corporation (“UIL Holdings” or the “Company”) has adopted the following corporate governance guidelines to assist the Board in the exercise of its responsibilities to serve the best interests of the Company and its shareowners. The Board recognizes that guidelines will not anticipate every situation. Therefore these guidelines are intended to provide a framework, to be applied and interpreted in accordance with applicable laws and regulations and to reflect good corporate governance.

The Board’s Corporate Governance and Nominating Committee reviews these guidelines annually, or more frequently as appropriate, and recommends changes or updates to the Board. The Company makes available these guidelines, its Code of Business Conduct for the Board and its Code of Business Conduct for officers and employees on the Company’s website, www.uil.com. The Company will send copies of any of these documents to any shareowner who requests the documents from the Corporate Secretary.

Primary Responsibilities of the Board of Directors

In accordance with Connecticut law, all UIL Holdings corporate powers are exercised by or under the authority of, and the business and affairs of UIL Holdings are managed by or under the direction of, its Board. All directors are to exercise their responsibilities and promote the best interests of the shareowners, while also enabling UIL Holdings’ utility subsidiaries to fulfill their public service obligations. The Board exercises oversight of the Company’s business, including: review and evaluation of the Company’s financial objectives, major corporate plans and strategies; oversight of the Company’s financial and operational performance; and oversight of the Company’s legal and ethical compliance. The Board has determined that enterprise risk should be addressed by the Board at least quarterly, and in the evaluation of proposed Board actions. In addition, the Board has delegated to Board committees responsibility for the initial identification and evaluation of risk in the areas of responsibility set forth in the committees’ charters.

The Board selects the Company’s Chief Executive Officer (“CEO”), acts as an advisor and counselor to the CEO and, through the Non-executive Chair of the Board (“the Non-executive Chair”) and the Compensation and Executive Development Committee, evaluates the CEO’s performance. The Board selects and recommends for approval by UIL Holdings’ shareowners a suitable slate of candidates for membership on the Board.

In fulfilling his or her responsibilities, each member of the Board shall exercise his or her business judgment, in good faith, to act in a manner that the Board member believes to be in compliance with applicable laws and regulations, and in the best interest of UIL Holdings’ shareowners.

Qualifications of Directors; Composition, Size and Election of Board

All directors should have a reputation for integrity, sound judgment, respect for others, courage of their convictions, and the ability to communicate effectively. All directors should have the time and commitment to meet their responsibilities as members of the Board.

The Board as a whole should have members with broad and varied experience, skills, competencies and interests in a wide spectrum of areas to assist the Board in meeting its responsibilities. UIL Holdings has developed the following list of potential areas of experience, skills, competencies and interests to guide the evaluation of potential nominees to the Board: experience in a position of senior leadership in a publicly held corporation; financial expertise; state and federal regulation; the energy industry; energy markets; regulated utilities; government and public policy; audit and compliance; environmental regulation; risk management; and information technology. UIL Holdings also contemplates that individuals may have other specific attributes that may contribute to the Board’s effectiveness. The complement of important director attributes may change depending on developments at the Company, in the gas or electric industry, and in the national and worldwide economies. Individual directors will have different areas of expertise, and the Board also may retain independent advisors to supplement the experience, skills and competencies of the directors for specific situations.

The Board recognizes the benefit of having directors who reflect differing individual attributes, to contribute to the Board’s discussion, evaluation and decision-making. The Board does not have a specific policy regarding diversity. However, in evaluating directors and director nominees, the Corporate Governance and Nominating Committee considers diversity in the context of breadth of experience, thought and expertise, as well as gender and racial diversity.

Under the Company’s bylaws, there may not be more than 12 directors, and the Board determines the appropriate number of directorships at a given time. The entire Board is elected annually. The Corporate Governance and Nominating Committee considers candidates to recommend for nomination or re-nomination to the Board, taking into account the qualifications, attributes and expectations referenced above. In considering whether to recommend that a current director be re-nominated for continued service on the Board, the Corporate Governance and Nominating Committee considers the director’s experience, skills and competencies, the director’s contribution and effectiveness as a member of the Board, as well as the director’s enhancement of his or her effectiveness through education or other programs. The Board considers the Corporate Governance and Nominating Committee’s recommendations and determines the candidates to recommend to the shareowners for election at the annual meeting of shareowners.

The Board will not nominate a director to be a candidate for re-election after his or her seventy-second birthday. The Board will not nominate a director for election to a sixth term unless he or she is the beneficial owner, directly or indirectly, of at least 8,500 shares of UIL Holdings’ common stock. Upon any significant change in his or her primary employment, the director should submit a letter of resignation to the Non-executive Chair, in order that the Corporate Governance and Nominating Committee and the Board can determine whether the director’s continued Board membership is appropriate. If at any time a director may no longer meet the qualifications and expectations for directors, the director should notify the Non-executive Chair in order that the Corporate Governance and Nominating Committee and the Board can determine whether any action is appropriate. Prior to accepting a position to serve as a director of another publicly held corporation, a director shall advise the Non-executive Chair to enable the Corporate Governance and Nominating Committee and the Board to determine whether such service is in conflict with continued service as a director of UIL Holdings.

Independence of Directors

At all times a majority of directors shall be independent, as determined in accordance with applicable New York Stock Exchange (“NYSE”) listing standards, the Company’s Standards for Independence of Directors, applicable law and regulation, and such other factors as the Board may deem appropriate. Annually, the Board shall make a determination of whether each director is independent. Only directors deemed by the Board to be independent in accordance with applicable NYSE listing standards, the Company’s Standard’s for Independence of Directors, and applicable law and regulation may serve on the Audit, Compensation and Executive Development, and Corporate Governance and Nominating Committees of the Board.

Board Leadership Structure

The Company’s bylaws allow flexibility to separate or consolidate the positions of chair and CEO, as the Board may determine is appropriate at a given time to support the effective governance and functioning of the Board and the Company. The Non-executive Chair and the CEO have complementary roles. The Non-executive Chair leads the Board, and works to ensure that the Board meets its responsibilities, particularly in effective oversight of management. The CEO manages the business of the Company, including relationships with shareowners and the financial markets.

The Non-executive Chair is elected by the Board, from among the independent directors who are financially literate, to serve a one-year term. The Corporate Governance and Nominating Committee is responsible for evaluating the performance of the Non-executive Chair, and making a recommendation to the Board annually with respect to Board leadership. The Board presently expects that a director will serve as Non-executive Chair for no more than three consecutive one-year terms. However, the Board recognizes that circumstances may cause the Board to determine that having a Non-executive Chair serve for longer than three years may be in the best interest of the Company.

The Non-executive Chair is responsible for the effectiveness of the Board and the Board’s committees, and serves as an advisor to the Company’s CEO. Specific responsibilities include:

•	Establishing with the CEO agendas for Board meetings and assuring that relevant materials are provided to the Board;

•	Presiding at all meetings of the Board;

•	Calling and presiding at all executive session meetings of non-management directors or independent directors, and preparing the agenda and approving materials for executive sessions;

•	Briefing directors and management, as appropriate, about the results of deliberations in executive sessions;

•	Attending meetings of committees of the Board and consulting with committee chairs, as appropriate, to stay abreast of key issues and enhance committee effectiveness;

•	Advising the CEO and acting as a liaison between the CEO and other directors;

•	Facilitating communication among directors and between directors and the Company’s management;

•	Working with directors to ensure that each director is making a significant contribution to the Board;

•	Working with the Compensation and Executive Development Committee and the CEO to ensure appropriate succession planning;

•	Conducting, with the Chair of the Compensation and Executive Development Committee, an assessment of the performance of the CEO.

If the Non-executive Chair is unable to perform his or her responsibilities and so notifies the CEO or the Chair of the Corporate Governance and Nominating Committee, or if there is a vacancy in the position of Non-executive Chair, the Chair of the Corporate Governance and Nominating Committee will temporarily have the responsibilities of the Non-executive Chair, pending other action by the Board as appropriate.

Board Meetings and Operation

The Board’s meeting schedule is developed to enable the Board to meet its responsibilities. The Board has at least four regularly scheduled meetings each year. Special meetings are scheduled as appropriate. The Board expects that each director will attend all meetings of the Board. Attendance at meetings is expected to be in person, although infrequent telephonic attendance is acceptable, provided that the effectiveness of the meetings is not impaired. The Board recognizes that participation of a director may not be possible when meetings need to be scheduled on short notice, and that conflicts may arise from time to time to prevent a director from attending a regularly scheduled meeting. Nonetheless, the Board expects that directors will keep such absences to a minimum. The Board expects that all directors will attend the annual meeting of shareowners.

The Non-executive Chair presides at all meetings of the Board, and establishes with the CEO Board meeting agendas, which are distributed in advance of the meetings, if possible. Directors may suggest inclusion of additional items on the agenda. Directors may also raise at any regular Board meeting subjects for discussion that are not on the formal agenda; however, the desire for inclusion of such items should be communicated to the Non-executive Chair or Corporate Secretary in advance of the meeting, if possible. The Board expects to hold executive sessions of the non-management directors at regularly scheduled meetings and, at least once a year, an executive session of independent directors.

The Non-executive Chair, working with the CEO and the Corporate Secretary, shall ensure that the Board is provided relevant materials that are important to the Board’s exercise of its responsibilities. The Board expects that directors will receive periodic financial reports, analyst reports, and other information designed to keep them informed of significant aspects of the Company’s business performance and prospects. Each member of the Board shall be responsible for carefully reviewing all such material received.

Directors shall have access to the Company’s executive officers and other senior management. The Board expects that management will be present regularly at Board meetings to provide additional insight into the items being discussed and to provide the Board the opportunity to evaluate future management potential. The Board shall also have access to the Company’s counsel and auditors, may retain counsel or other professional advisors of its choice with respect to any issue relating to its activities, and may communicate with the Company’s management on issues, as appropriate.

Board Committees

A substantial amount of the analysis and work of the Board is done by standing Board committees. Each director is expected to participate actively in the meetings of each committee to which the director is appointed.

The Company has the following standing committees:

•	Audit Committee

•	Compensation and Executive Development Committee

•	Corporate Governance and Nominating Committee

•	Retirement Benefits Plans Investment Committee

•	Executive Committee

Unless otherwise required by law, regulation or applicable listing standards, each standing committee shall have a minimum of three members. Each standing committee has a charter approved by the Board. Charters of the Audit, Compensation and Executive Development, Corporate Governance and Nominating, and Retirement Benefits Plans Investment Committees are posted on the UIL Holdings website, www.uil.com. Each of these committees reviews its charter annually and recommends changes as appropriate for consideration and action by the Board. Subject to the Company’s bylaws, applicable law, regulation and listing standards, the Board may increase or decrease the number of committees, or appoint ad hoc committees, with the authority specified in the Board’s resolutions creating the committees.

Selection of Committee Members and Committee Chairs: The Corporate Governance and Nominating Committee recommends to the Board the membership and chair of each committee. The Board makes all committee and chair assignments. A committee member may resign without prior notice. The Board may remove a committee member without prior notice to the member.

There are no specific rotation directives. In recommending committee assignments and chairs, the Corporate Governance and Nominating Committee considers: the subject matter expertise and experience of directors; the potential benefits of rotating committee members and chairs, thus providing directors an opportunity to participate in the work of various committees and provide broad experience to the directors and committees; and the potential benefits of directors’ expertise and knowledge of specific areas through continued service on a committee. It is the Board’s policy that the Non-executive Chair shall be the Chair of the Executive Committee, and that the CEO shall be a member of the Executive Committee if he or she is a director. The Non-executive Chair and the CEO are invited to attend meetings of other committees, as appropriate.

Committee Meetings, Agendas and Reports to the Board: The Audit, Compensation and Executive Development, Corporate Governance and Nominating, and Retirement Benefits Plans Investment Committees each have at least four regularly scheduled meetings, and schedule other meetings as necessary to enable the committees to meet the responsibilities in their charters and as otherwise requested by the Board. The Executive Committee does not have regularly scheduled meetings, but is available to meet as necessary. The chair of each committee establishes the agenda for each committee meeting with the assistance of the Company’s management as appropriate, and distributes it in advance of the meeting, if possible. Any director may suggest inclusion of additional items on the agenda. Directors may also raise at any regular committee meeting subjects for discussion that are not on the formal agenda; however, the desire for inclusion of such items should be communicated to the committee chair or the Company’s management in advance of the meeting, if possible. The Board expects that each committee will hold executive sessions of the non-management directors at regularly scheduled meetings as appropriate.

Each committee chair, working with the Company’s management, shall ensure that the committee is provided relevant materials that are important to the committee’s exercise of its responsibilities. Each member of the committee shall be responsible for carefully reviewing all such material received.

Each committee shall report at the next Board meeting on significant matters considered at each committee meeting. At least annually, each committee shall report to the Board on its identification and evaluation of risks associated with the committee’s areas of responsibility. In addition, directors are furnished copies of the minutes of all committee meetings.

COMMUNICATIONS WITH DIRECTORS

In order to provide shareowners and other interested parties with a direct and open line for communication to the independent members of the Board, the Board has adopted the following procedures for confidential communications to directors. UIL Holdings’ shareowners and other interested persons may communicate with the directors of the Company by sending a letter to the following address:

Linda L. Randell
Senior Vice President, General Counsel, and Chief Compliance Officer
UIL Holdings Corporation
157 Church Street
New Haven, CT 06506

All communications received in accordance with these procedures will be reviewed by the Company’s General Counsel to determine whether the subject matter of the communication should be brought to the attention of the independent directors, the non-management directors, the full Board, or one or more of its committees, as well as whether any response to the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information. The criteria utilized by the General Counsel to guide the handling of the matter will include whether the communication:

•	relates to matters other than the business or affairs of UIL Holdings or the functioning or constitution of the Board or any of its committees;

•	relates to routine or insignificant matters that do not warrant the attention of the Board;

•	is an advertisement or other commercial solicitation or communication; and

•	is frivolous or offensive; or otherwise not appropriate for delivery to directors.

The Company’s General Counsel will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Corporate Governance and Nominating Committee of the Board will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

STOCK OWNERSHIP OF DIRECTORS AND OFFICERS

The following table shows the number of shares of UIL Holdings common stock beneficially owned, directly or indirectly, as of March 12, 2012, by (i) each Director of UIL Holdings (which includes all nominees for the Board of Directors listed above), (ii) the CEO and the Chief Financial Officer of UIL Holdings, and each of the three other most highly compensated persons who are executive officers of UIL Holdings (“Named Executive Officers”) and (iii) the total, as a group, of all of the Directors and executive officers of UIL Holdings serving as of December 31, 2011.

Name of Individual or Number of Persons in Group (2)	Shares	Stock Options	Stock Units	Total Shares Beneficially Owned Directly or Indirectly
Thelma R. Albright	30,480	—	80,238	110,718
Arnold L. Chase (1)	1,013,758	7,500	18,630	1,039,888
Betsy Henley-Cohn	30,687	—	11,020	41,707
Suedeen G. Kelly	2,775	—	28	2,803
John L. Lahey	19,491	—	41,327	60,818
Daniel J. Miglio	30,220	7,500	17,981	55,701
William F. Murdy	6,000	7,500	58,135	71,635
Donald R. Shassian	13,470	—	—	13,470
James P. Torgerson	8,692	—	156,525	165,217
Anthony J. Vallillo	73,905	—	—	73,905
Richard J. Nicholas	20,979	—	46,361	67,340
Linda L. Randell	17,455	—	20,303	37,758
Robert M. Allessio	869	—	—	869
All Directors and executive officers as a group (19 persons) (3)	1,302,995	22,500	457,570	1,783,065

(1)

The number of shares of common stock beneficially owned by Mr. Chase, as listed in the above stock ownership table, is approximately 2.1% of the 50,646,448 shares of common stock outstanding as of March 12, 2012, adjusted to reflect the additional shares which would be outstanding if Mr. Chase exercised his stock options and right to receive shares of common stock for his stock units. Shares reported as beneficially owned by Mr. Chase include 404,362 shares directly held by Mr. Chase, with respect to which he holds sole voting and investment power; 10,232 shares of restricted stock directly held by Mr. Chase acquired under the Company’s director compensation plans, with respect to which he holds sole voting power; 7,500 shares underlying currently exercisable options granted by UIL Holdings under its director compensation plans and directly held by Mr. Chase; 18,630 shares underlying currently exercisable stock units held by UIL Holdings under its non-employee directors’ plan; 44,166 shares directly held by The Sandra and Arnold Chase Family Foundation, Inc., a charitable foundation of which Mr. Chase serves as a director, president and chief executive officer, and with respect to which he may be deemed to hold shared voting and investment power; 554,500 shares directly held by RLC Investments LLC, of which Mr. Chase is a manager, and with respect to which he may be deemed to hold shared voting and investment power; and 498 shares of common stock held by Mr. Chase as custodian for his non-adult children, with respect to which he holds sole voting and investment power.

(2)	The number of shares of common stock beneficially owned by each of the other persons included in the table is less than 1.0% of the outstanding shares of common stock as of March 12, 2012.
(3)

The number of shares of common stock beneficially owned by all of the directors and executive officers as a group represents approximately 3.5% of the shares of common stock outstanding as of March 12, 2012, adjusted to reflect the additional shares which would be outstanding if all of the directors and executive officers exercised their stock options and right to receive shares of common stock for their stock units.

The number of shares listed in the above stock ownership table includes: shares held for the benefit of officers that are participating in the 401(k)/Employee Stock Ownership Plan; shares that may be acquired within sixty (60) days of March 12, 2012 through the exercise of previously granted stock options; and stock units that are in stock accounts under both the UIL Holdings Deferred Compensation Plan and the Non-Employee Directors Common Stock and Deferred Compensation Plan of UIL Holdings, described below under “Director Compensation.” Stock units in these plans are payable in an equivalent number of shares of UIL Holdings common stock.

The numbers in the above stock ownership table are based in part on reports furnished by the directors and officers. Mr. Chase does not admit beneficial ownership of any shares other than those shown in the foregoing table, or that he has acted, or is acting, as a member of a partnership, limited partnership or syndicate, or group of any kind for the purpose of acquiring, holding or disposing of UIL Holdings common stock. With respect to other directors and officers, the shares reported in the above stock ownership table include, in some instances, shares held by the immediate families of a director or officer or entities controlled by a Director or officer, the reporting of which is not to be construed as an admission of beneficial ownership. All directors who are serving their sixth or greater term own, directly or indirectly, at least 8,500 shares, or have stock units reflecting deferral of at least 8,500 shares, in compliance with the stock ownership guidelines contained in the Company’s Corporate Governance Standards.

UIL Holdings believes that senior management should have a significant, sustained equity interest in UIL Holdings in order to link their interests more closely with those of shareowners. To promote this philosophy, UIL Holdings has adopted equity ownership guidelines for senior management, effective as of January 1, 2007. These guidelines require the senior management to own shares of UIL Holdings stock (not including unexercised options) equal in value to the following multiples of annual base salary: CEO—three times annual base salary; Chief Operating Officer, Chief Financial Officer, and Senior Vice Presidents—two times annual base salary; Vice Presidents—one time annual base salary. Individuals who were subject to these guidelines at the time of their adoption on January 1, 2007, were required to achieve the applicable ownership guideline by January 31, 2012. Individuals who thereafter become subject to the Guidelines are required to achieve the applicable ownership level within five years. Exceptions may be approved by the Chief Executive Officer in the event of temporary economic hardship, upon notice provided to the Compensation and Executive Development Committee. As of March 12, 2012, Messrs. Torgerson, Vallillo and Nicholas and Ms. Randell had met their ownership guidelines. Mr. Allessio was hired by UIL Holdings in November 2010 upon UIL Holdings’ acquisition of the Gas Companies and will have five years to meet the equity ownership guidelines. The Company anticipates that Mr. Allessio will meet his ownership guidelines within the expected timeframe.

Each of the persons included in the above stock ownership table has sole voting and investment power as to the shares of common stock beneficially owned, directly or indirectly, by him or her, except (a) as described above in footnote (1) regarding Mr. Chase, and (b) that voting and investment power over 3,391 shares owned by Betsy Henley-Cohn is held by a family trust.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires UIL Holdings’ directors and executive officers, and persons who own more than ten percent of a registered class of UIL Holdings’ equity securities (“greater-than-ten-percent shareowners”), to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of UIL Holdings common stock and other equity securities of UIL Holdings. Directors, executive officers and greater-than-ten-percent shareowners are required by SEC regulations to furnish UIL Holdings with copies of all Section 16(a) forms that they file.

To UIL Holdings’ knowledge, based solely on review of reports furnished to UIL Holdings and written representations that no other reports were required, during the fiscal year ended December 31, 2011, each of its directors, executive officers and greater-than-ten-percent shareowners complied with all applicable Section 16(a) filing requirements.

EXECUTIVE OFFICERS

The names and ages of all executive officers of UIL Holdings and the period during which he or she has held the corporate office indicated are set forth below. This information is identical to that found in the Company’s 2011 Annual Report on Form 10-K filed with the SEC on February 22, 2012 (the “Annual Report”) with the exception of information regarding Alex J. DeBoissiere, whose information was inadvertently omitted from the Annual Report.

Name	Age*	Position	Effective Date
James P. Torgerson**	59	President and Chief Executive Officer	(1)
Anthony J. Vallillo**	62	Executive Vice President and Chief Operating Officer	(2)
Richard J. Nicholas**	56	Executive Vice President and Chief Financial Officer	March 1, 2005
Linda L. Randell**	61	Senior Vice President, General Counsel and Chief Compliance Officer	(3)
Alex J. DeBoissiere	56	Senior Vice President Government Relations	May 10, 2011
Steven P. Favuzza**	58	Vice President and Controller	July 23, 2007
John J. Prete**	54	Vice President of Technical Services	(4)
Anthony Marone III**	48	Vice President of Business Services	(5)
Diane Pivirotto**	61	Vice President of Human Resources	November 16, 2010
Robert M. Allessio	61	Vice President of Connecticut Gas Operations	November 16, 2010
Joseph Santamaria	42	Vice President of Information Technology and Chief Information Officer	November 16, 2010

*	Age as of December 31, 2011
**	Executive officer has entered into an employment agreement.
(1)	James P. Torgerson was appointed President of UIL Holdings, effective January 23, 2006. Mr. Torgerson was appointed Chief Executive Officer of UIL Holdings, effective July 1, 2006.
(2)

Anthony J. Vallillo was appointed President and Chief Operating Officer of UI on January 1, 2001. Mr. Vallillo was appointed Executive Vice President and Chief Operating Officer of UIL Holdings, effective November 16, 2010.

(3)	Linda L. Randell was appointed Senior Vice President and General Counsel of UIL Holdings commencing March 26, 2007. Ms. Randell was appointed Chief Compliance Officer of UIL Holdings on May 10, 2011.
(4)

John J. Prete was appointed Vice President – Transmission Business of UI on October 1, 2007. Mr. Prete’s job title was changed to Senior Vice President – Electric Transmission and Distribution of UI, effective November 16, 2010. Mr. Prete was appointed Vice President of Technical Services of UIL Holdings, effective November 16, 2010.

(5)

Anthony Marone III was appointed Vice President – Client Services of UI on October 1, 2007. Mr. Marone’s job title was changed to Vice President – Client & External Relations of UI effective July 1, 2009 and to Senior Vice President – Business Services of UI effective November 16, 2010. Mr. Marone was appointed Vice President of Business Services of UIL Holdings, effective November 16, 2010.

There is no family relationship between any director, executive officer, or person nominated or chosen to become a director or executive officer of UIL Holdings. There is no arrangement or understanding between any executive officer of UIL Holdings and any other person pursuant to which such officer was selected as an officer.

A brief account of the business experience during the past five years of each executive officer of UIL Holdings is as follows:

James P. Torgerson. Mr. Torgerson was appointed President of UIL Holdings on January 23, 2006, Chief Executive Officer of UI on April 24, 2006 and Chief Executive Officer of UIL Holdings on July 1, 2006. Effective November 16, 2010, Mr. Torgerson was appointed Chairman of each of UI, BER, CTG, CEC, Berkshire, CNG and SCG.

Richard J. Nicholas. Mr. Nicholas was appointed Executive Vice President and Chief Financial Officer of UIL Holdings and UI on March 1, 2005. Effective November 16, 2010, Mr. Nicholas was appointed Chief Financial Officer and Treasurer of each of BER, CTG and CEC and Chief Financial Officer of each of Berkshire, CNG and SCG.

Linda L. Randell. Ms. Randell was appointed Senior Vice President and General Counsel of UIL Holdings and UI on March 26, 2007. Effective November 16, 2010, Ms. Randell was appointed General Counsel of each of BER, CTG, CEC, Berkshire, CNG and SCG. Ms. Randell was appointed Chief Compliance Officer of UIL Holdings on May 10, 2011. Ms. Randell served as a Partner of Wiggin and Dana LLP from 1980 to March 2007.

Anthony J. Vallillo. Mr. Vallillo has served as President and Chief Operating Officer of UI since January 2001. Effective November 16, 2010, Mr. Vallillo was appointed Executive Vice President and Chief Operating Officer of UIL Holdings, Vice Chairman of each of BER, Berkshire, CNG and SCG, and Chief Executive Officer and President of each of CTG and CEC.

Alex J. DeBoissiere. Mr. DeBoissiere was appointed Senior Vice President of Governmental Relations of UIL Holdings on May 10, 2011. Mr. DeBoissiere served as the Director Government Affairs for Duane Morris LLP from 2008 through 2011 and as Vice President Government Relations for Midwest Independent Systems Operator, Inc. from 2002 through 2008.

Steven P. Favuzza. Mr. Favuzza served as Assistant Vice President – Corporate Planning of UI and of UIL Holdings from March 2005 to July 2007. Mr. Favuzza was appointed Vice President and Controller of UI and of UIL Holdings on July 23, 2007.

John J. Prete. Mr. Prete served as Associate Vice President – Transmission Business of UI from April 2006 to October 2007. Mr. Prete was appointed Vice President of UI on October 1, 2007. Mr. Prete’s job title was changed to Senior Vice President – Electric Transmission and Distribution of UI, effective November 16, 2010. Mr. Prete was appointed Vice President of Technical Services of UIL Holdings, effective November 16, 2010.

Anthony Marone III. Mr. Marone served as Associate Vice President – Client Services of UI from February 2005 to October 2007. Mr. Marone served as Vice President – Client Services of UI from October 2007 to July 2009. Mr. Marone’s job title was changed to Vice President – Client and External Relations of UI on July 1, 2009 and to Senior Vice President – Business Services of UI effective November 16, 2010. Mr. Marone was appointed Vice President of Business Services of UIL Holdings, effective November 16, 2010. Mr. Marone is also the President of GenConn Energy LLC (GenConn), a 50-50 joint venture of UI and NRG. For further information on GenConn, refer to Part II, Item 8, “Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note (H), Related Party Transactions,” of this Form 10-K, which is hereby incorporated by reference.

Diane Pivirotto. Ms. Pivirotto served as Associate Vice President of Human Resources of UI from June 2005 to May 2010. Ms. Pivirotto served as Vice President Human Resources of UI from May 11, 2010 to November 16, 2010. Ms. Pivirotto was appointed as Vice President of Human Resources of UIL Holdings, effective November 16, 2010.

Robert M. Allessio. Mr. Allessio served as President and Chief Executive Officer of CNG and SCG, Chief Executive Officer of Berkshire and BER, and President of New Hampshire Gas Corporation and Maine Natural Gas Corporation prior to November 16, 2010. Mr. Allessio was appointed Vice President of Gas Operations of UIL Holdings, effective November 16, 2010, and remains as President of CNG and SCG as well as Chief Executive Officer of Berkshire.

Joseph Santamaria. Mr. Santamaria served as Vice President – Information Technology and Chief Information Officer of UI from May 2010 to November 2010. Mr. Santamaria was appointed Vice President – Information Technology and Chief Information Officer of UIL Holdings, effective November 16, 2010. Prior to May 2010, Mr. Santamaria served as Vice President of Enterprise Business Applications at Pitney Bowes as well as Director of Applications at Pitney Bowes.

EXECUTIVE COMPENSATION

Report of the Compensation and Executive Development Committee*

The Compensation and Executive Development Committee (“CEDC”) of the Board of Directors (the “Board”) of UIL Holdings Corporation (“UIL Holdings” or the “Company”) has reviewed and discussed with management the following section of this proxy statement entitled “Compensation Discussion and Analysis” (“CD&A”) required by Item 402(b) of Regulation S-K. Based on such review and discussions, the CEDC recommended to the Board that the CD&A be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and the Company’s 2012 Proxy Statement. This report is provided by the following independent directors, who comprise the CEDC:

William F. Murdy, Chair

Betsy Henley-Cohn

Suedeen G. Kelly

Daniel J. Miglio

*

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Discussion and Analysis

This discussion and analysis of the compensation program for our named executive officers (“NEOs”) should be read in conjunction with the tables and text elsewhere in this proxy statement that describe the compensation awarded to, earned by or paid to the NEOs in 2011.

Our Compensation Discussion & Analysis (“CD&A”) provides information about the compensation objectives and policies used by the CEDC to determine compensation for our Chief Executive Officer, our Chief Financial Officer, and our other three most highly compensated executive officers. It describes how the CEDC establishes target ranges for total compensation that are consistent with comparable positions in the energy services industry and that we choose to focus on the selected goals and objectives because our success in achieving or exceeding them will allow for sustained returns to our shareowners. Overall, this CD&A provides a general description of our compensation program and specific information about its various components, which are intended to describe information contained in the executive compensation tables that follow this discussion. Throughout this discussion, the following individuals are referred to collectively as the NEOs for 2011:

•	James P. Torgerson – President and Chief Executive Officer;

•	Anthony J. Vallillo – Executive Vice President and Chief Operating Officer;

•	Richard J. Nicholas – Executive Vice President and Chief Financial Officer;

•	Linda L. Randell – Senior Vice President, General Counsel, and Chief Compliance Officer; and

•	Robert M. Allessio – Vice President Gas Operations

Executive Summary

UIL Holdings’ compensation program is designed to support the achievement of our short-term and long-term performance objectives. The three elements of our program are:

•	Base salaries which are set competitively around the median of our Comparator Companies (as described below).

•

Annual short-term incentives that have competitive targets and are based on financial and operational criteria critical to delivering superior results for our stakeholders—our customers, shareowners and employees.

•	Long-term incentives that are based on the achievement of three year earnings goals and on delivering superior returns for our shareowners.

In 2011, while devoting substantial time and effort necessary to quickly restore service to United Illuminating Company customers after two devastating storms (tropical storm Irene and an October nor’easter), the Company continued the integration of the three gas distribution companies we acquired in 2010, The Southern Connecticut Gas Company (SCG), a subsidiary of Connecticut Energy Corporation (CEC), Connecticut Natural Gas Corporation (CNG), a subsidiary of CTG Resources, Inc. (CTG), and The Berkshire Gas Company (Berkshire), a subsidiary of Berkshire Energy Resources (BER, and together with SCG, CNG, Berkshire, CEC and CTG, the Gas Companies), while delivering on goals that reflected not only short- and long-term performance which surpassed our expectations, but accomplishments that will provide our customers with enhanced safety and reliability and our shareowners with a solid foundation for future growth. Some of our key accomplishments in 2011 were:

•	Successful integration of the Gas Companies, electric company and UIL Corporate (holding company)

•	Implemented growth strategy for natural gas heating conversions

•	Converted approximately 8,300 customers from oil to gas in 2011, which is 22% above the 2010 level

•

UI’s new peaking generation plant in Middletown, CT, GenConn Middletown, became fully operational; UI’s peaking generation plant in Devon, CT, GenConn Devon, & GenConn Middletown are now both generating power and operating in the ISO-New England markets

•	Invested in the Connecticut portion of New England East West Solution transmission projects, which are needed to solve existing problems with the transmission system

•	$9.6 million through December 2011: Remaining deposits expected over a period of three to five years

•	Continued success in executing UI’s 10-year capital expenditure plan – driving long-term earnings growth

•	Settled all pending issues with the Connecticut Public Utilities Regulatory Authority relating to the Connecticut gas companies’ rate case appeals

The line graph below compares the yearly change in UIL Holdings’ cumulative total shareowner return on its common stock with the cumulative total return on the S&P Composite-500 Stock Index, the S&P Public Utility Index and the S&P Electric Power Companies Index for the period of five fiscal years commencing 2007 and ending 2011.

	Dec-06	Dec-07	Dec-08	Dec-09	Dec-10	Dec-11
UIL	$100	$92	$79	$78	$88	$109
S&P 500	$100	$104	$64	$79	$89	$89
S&P Public Utility Index	$100	$116	$79	$85	$85	$98
S&P Elect. Pwr. Co. Index	$100	$119	$85	$84	$83	$96

*

Assumes that the value of the investment in UIL Holdings’ common stock and each index was $100 on December 31, 2006 and that all dividends were reinvested. For purposes of this graph, the yearly change in cumulative shareowner return is measured by dividing (i) the sum of (A) the cumulative amount of dividends for the year, assuming dividend reinvestment, and (B) the difference in the fair market value at the end and the beginning of the year, by (ii) the fair market value at the beginning of the year. The changes displayed are not necessarily indicative of future returns measured by this or any other method.

Key compensation decisions made by the CEDC for 2011 for the NEOs were:

•

While review of compensation surveys and the compensation paid to executives at our Comparator Companies (as described below) called for significant increases in compensation for our NEOs in 2011, the CEDC took a conservative approach and limited increases to our NEOs’ compensation by approximately one-third of the increase that would have brought our NEOs to the median compensation amongst the Comparator Companies. The CEDC took this approach in order to gauge whether the trends in the market persist.

•	In February 2012, the CEDC authorized the payment of short-term incentive awards that were at 129% of target based on actual 2011 performance that exceeded target.

•	Also in February 2012, the CEDC awarded shares based on performance under the 2009-2011 long-term performance share grants against established goals, equal to 134% of the target number of shares.

•

At its meeting on February 28, 2011, the CEDC granted equity-based performance shares for the 2011-2013 performance period. The actual number of shares to be earned will be based on the performance of the Company over the performance period measured by Net Income and TSR performance.

•	The continued use of a comparator group of energy services companies comparable in size and business mix in 2011, to use as benchmarks for compensation.

•

Recommended that the Board adopt an annual “Say On Pay” frequency for the non-binding advisory vote on executive compensation. The CEDC determined that an annual frequency was appropriate in order to provide shareowners with an opportunity to provide timely feedback on executive compensation.

Compensation Philosophy and Objectives

Our compensation philosophy is to offer our NEOs a total compensation package that is equal to or near the median (middle) of the comparable market levels for their positions and is designed to reward achievement of specific, challenging goals that we have tied to our business strategy. To that end, a significant percentage of each NEO’s compensation is “at risk” and can vary with the Company’s short- and long-term financial performance to encourage superior performance and business achievement. We achieve this through a mix of base salary, performance-based annual short-term and long-term incentives and benefits and perquisites, which are discussed more fully below.

We believe that our compensation structure rewards the practice of our core values and the achievement of both short-term and long-term objectives which create value for our shareowners. The goals we set for our NEOs reflect that belief.

We also believe that compensation should:

•	attract and retain qualified executives;

•	motivate executives to produce strong operational and financial performance for the benefit of customers and shareowners;

•	be based on the performance of each NEO; and

•	be competitive.

Non-Binding Advisory Vote on the Compensation of NEOs

In May 2011, our shareowners approved a non-binding advisory proposal on the compensation of NEOs at our 2011 Annual Meeting with over 93% of the votes cast voting in favor of that proposal. The CEDC reviewed the results of the shareowner vote and took the high percentage of votes in favor of the proposal as an indication that our shareowners strongly support our pay-for-performance approach. Accordingly, we intend to maintain but continue to monitor our current compensation structure and future advisory votes to ensure that there is continued support among our shareowners for our executive pay programs.

Our Pay Practices

It is our goal to adhere to current best practices with regard to performance-based pay in order to align our NEO’s total compensation with the performance of the Company. To that end:

•	We review our compensation comparator group annually and seek to include companies that are comparable in size and business mix.

•	Our NEO’s salaries are based on individual performance evaluations, as well as market data.

•	Annual incentives are based on measurable and quantifiable performance of established corporate goals.

•	Long-term incentives are equity-based and are earned solely on the long-term financial performance of the Company through a combination of goals based on earnings and TSR.

•	Incentive plan payouts are capped at 150% of target to assure that our plans do not encourage excessive risk-taking.

•	Claw-back provisions relating to financial restatements have been in place since 2007.

•	Since 2007, UIL Holdings has had share ownership guidelines that apply to all executive officers.

•

Our pension plan was closed to new participants in 2005. In consideration of this, under our on-going contract with Mr. Torgerson, we provide time-vested restricted stock grants to him annually. These grants were negotiated at the time Mr. Torgerson was hired and are intended to be in lieu of a supplemental executive pension. We believe the amount is fair and appropriate.

•	With the exception of Mr. Allessio, all of the NEOs have existing employment agreements, and no new employment agreements have been entered into since 2007.

•

Perquisites do not amount to more than $10,000 for any one NEO, and, except for some modest estate and financial planning and tax-preparation assistance, the NEOs are eligible for the same health and welfare and qualified retirement benefits as all other employees of the Company.

•	Potential change in control severance payments do not exceed three times compensation for any NEO.

•	Change in control payments are made only if the NEO involuntarily loses his or her job without cause and in connection with the change in control (“double triggers”).

•	The Company does not plan to provide golden parachute excise tax gross-ups in any new employment agreements.

•	We have not granted any stock options since 2005.

•

We do not permit the back dating or “timing” of options or other equity awards. The exercise price of stock options, and the value of equity awards, is calculated on the basis of the average of the high and the low prices of the Company’s common stock as reported on the New York Stock Exchange (“NYSE”) on the date of the grant.

Risk Considerations

The CEDC reviews the risks and rewards associated with the Company’s executive compensation programs. The programs are designed with features that mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the short-term and the long-term.

Management and the CEDC regularly evaluate the risks involved with compensation programs and do not believe any of the Company’s compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.

Overview of Compensation Program

The CEDC believes that the mix of the following elements of our compensation program effectively achieves our objectives as described above:

Element of Compensation	Description
1. Annual base salary	Intended to recognize the experience and contribution of our NEOs and structured to retain them through competitive base compensation.

2. Annual short-term incentives

Cash payments intended to promote the interests of the Company’s customers and its shareowners by (i) motivating our NEOs to attain established annual performance goals, and (ii) encouraging effective management teamwork.

3. Long-term incentives

Paid primarily in Company common stock and intended to motivate our NEOs to achieve long-range strategic goals, focus on the long-term implication of decisions, to align further their interests with those of the Company’s customers and shareowners and to provide superior returns for shareowners. In addition to performance-based equity awards, executive compensation may include awards of restricted stock to encourage continued service and to recognize special performance.

4. Benefits and perquisites

May include both qualified and non-qualified savings plans and pension plans designed to provide tax-efficient vehicles for our NEOs to accumulate retirement savings on a tax-deferred basis and to help provide adequate resources for retirement. Deferred compensation plans (“DCP”) provide executives the opportunity to delay receipt of current compensation and to have those deferred amounts treated as if invested in specified investment vehicles. Health and welfare benefits are offered at the same levels and on the same terms as for other management employees of the Company, except as noted in the “All Other Compensation” column of the “Summary Compensation Table.”

Description of Compensation Setting Process

As part of the compensation-setting process, the CEDC makes use of information from various sources: executive compensation survey data, an independent compensation consultant, Mr. Torgerson’s assessment of performance and recommendations for compensation, and the business experience of its members.

Since 2003, the CEDC has consulted with Mr. Steven Hall, a compensation consultant from Steven Hall & Partners (“SH&P”). SH&P provides compensation data from proxy statements of a comparator group of companies which we call “Comparator Companies,” and proprietary surveys to which SH&P subscribes after working with management to match NEOs to the appropriate benchmark survey positions, as well as insight into trends in executive compensation. A consultant from SH&P attends all CEDC meetings at which executive compensation is discussed. In 2011, the CEDC did not engage any other advisor.

In 2011, due to the change in UIL’s business mix (specifically, the acquisition of the Gas Companies) and the larger total revenues for the Company, we modified the group of Comparator Companies against which the CEDC benchmarks when setting compensation. For 2011, the Comparator Companies were:

• AGL Resources, Inc.	• Alliant Energy Corporation

• Avista Corporation	• Black Hills Corporation

• DPL, Inc.	• Hawaiian Electric Industries, Inc.

• IDACORP, Inc.	• Northwest Natural Gas Company

• NV Energy, Inc.	• Piedmont Natural Gas Company, Inc.

• Pinnacle West Capital Corp.	• Portland General Electric Co.

• TECO Energy, Inc.	• Unisource Energy Corporation

• Vectren Corporation	• Westar Energy, Inc.

• WGL Holdings, Inc.

As in the past, the selection criteria for the Comparator Companies were revenue and business mix. The median revenue for the Comparator Companies was $1.858 billion (ranging from $1.012 billion to $3.310 billion) and they generally have a similar balance of service in terms of distribution and transmission of electricity and/or natural gas. The CEDC determined that the market median of both the Comparator Companies and the market survey group would serve as a benchmark for each NEO’s total compensation (annual base salary plus incentives) and used it, along with the NEO’s experience, position and tenure, its evaluation of the NEO’s individual performance in light of goals and objectives it established, and the economic conditions in the region, to set compensation levels for the year.

Typically, our planning process begins in the fall of the preceding year when management identifies financial and operational goals, performance measures and action plans to be executed by the business units. These metrics (and associated budget) are presented to the Board in December for approval. Once the Board approves the budget and the CEDC approves the goals, they become the compensation measures for the NEOs.

The Board met in December 2010 to approve a 2011 budget. In February 2011, the CEDC approved goals for the 2011 and the 2011-2013 performance periods. Also in February 2011, the CEDC met to certify and approve 2010 goal results and incentive payouts. In March 2011, the CEDC met to set 2011 total compensation targets for the NEOs and to determine the appropriate levels for each element of compensation.

In order to help determine the base salary and the percentage allocation of short- and long-term incentives in relation to total compensation for Messrs. Torgerson, Vallillo and Nicholas and Ms. Randell in 2011, the CEDC consulted with SH&P and reviewed the compensation data for the chief executive officers, chief operating officers, chief financial officers, and general counsel, respectively, of the Comparator Companies. The CEDC also considered Mr. Torgerson’s performance and Mr. Torgerson’s evaluation of the other NEOs’ performance during the prior year. None of the Comparator Companies provided data for the position held by Mr. Allessio, so the CEDC considered only the survey data of energy services companies. As with Mr. Nicholas, Mr. Torgerson provided the CEDC with performance evaluation assessments and compensation recommendations for Mr. Vallillo, Ms. Randell and Mr. Allessio.

Role of CEDC in Setting Compensation

Compensation for our NEOs is set under the terms of our executive compensation program, which is overseen by the CEDC. The CEDC determines the compensation of the Chief Executive Officer, the Chief Financial Officer and the other NEOs based on its evaluation of their performance in light of goals and objectives it has established, as well as Comparator Company and/or survey data and recommendations from SH&P. The CEDC reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in executive session with the Non-executive Chair of the Board in light of these goals and objectives, a self-appraisal prepared by the Chief Executive Officer and input from directors not serving on the CEDC, and determines and approves the Chief Executive Officer’s compensation level based on their evaluation of his performance. The CEDC also approves the total compensation for any other individuals deemed by the Board to be executive officers under Section 16(b) of the Securities Exchange Act of 1934, as amended, including the annual base salary, annual short-term incentive and long-term incentive awards after consultation with SH&P and Mr. Torgerson.

The CEDC establishes the performance goals applicable to the annual and long-term incentive compensation programs, administers the programs and certifies that performance goals and any other material terms were satisfied before authorizing payment of any awards.

Role of SH&P

During 2011, the CEDC continued to retain SH&P as its independent compensation consultant to assist and advise the CEDC regarding all policies and plans pertaining to compensation of the NEOs and other officers and key employees of UIL Holdings and its subsidiaries. The CEDC directly engaged SH&P and is solely responsible for hiring, firing and compensating the consultant. The consultant does not perform administrative, actuarial, or other services for the Company apart from its engagement by the CEDC for executive compensation consulting services and matters related to director remuneration for the Board. As described above, SH&P assisted the CEDC by providing proprietary survey data as well as establishing and providing information on the Comparator Companies. In particular, SH&P assisted the CEDC in its determination of base salaries of executives, designing performance criteria and goals under short- and long-term incentive plans, and advising on appropriate levels of compensation and incentives for particular executive positions.

Role of Our Management in Setting Compensation

The Chief Executive Officer recommends compensation levels to the CEDC for all of the other NEOs. These recommendations are based on salary survey data collected from publicly available compensation surveys, recommendations by SH&P, and the Chief Executive Officer’s evaluation of the NEOs’ performance in light of the Company’s goals and objectives established for the year. In 2011, the Vice President of Human Resources worked with SH&P and prepared materials to be reviewed by the Chief Executive Officer, who then made the recommendations to the CEDC. No other member of management was present when the Chief Executive Officer discussed compensation with the CEDC. The Chief Executive Officer’s recommendations were not binding on the CEDC. The Chief Executive Officer does not provide recommendations regarding his own compensation.

Detailed Components of Compensation

Base Salary

We set base salaries at levels intended to recognize the responsibility associated with the particular executive position, the NEO’s experience and skills, and the need for base salaries to be competitive within the marketplace from which UIL Holdings draws its executive talent. In evaluating the NEOs’ base salaries in February 2011, the CEDC determined that some adjustments were required to continue to meet our compensation objectives.

The compensation data that the CEDC utilized for 2011 reflected large increases in executive compensation over the previous year. The CEDC took the findings into consideration but followed a conservative approach by limiting base salary increases for our NEOs to approximately one-third of what would have raised the NEOs’ base salaries to the median level of the market. During deliberations in executive session with Mr. Hall of SH&P, the CEDC determined that the following base salary increases were appropriate:

Named Executive Officer	% 2011 Base Salary Increase over 2010
Mr. Torgerson	8.0%
Mr. Vallillo	6.5%
Mr. Nicholas	7.8%
Ms. Randell	4.7%
Mr. Allessio	1.2%

Mr. Torgerson’s base salary increase was based on the CEDC’s review of the compensation data for the chief executive officers of the Comparator Companies as well as its assessment of Mr. Torgerson’s performance in 2010, which included the completed acquisition of the Gas Companies in November 2010 and driving higher earnings by controlling expenses of the Company. The base salary adjustment for Mr. Vallillo, was based on his performance in 2010 related to the overall operations of the electric utility business, the control of operating and maintenance expenses, his contribution to the overall leadership of Company operations and integration of the Gas Companies, and the review of his total compensation relative to the market data. Mr. Nicholas’ increase was based on the CEDC’s assessment of his salary as compared to the market median for other chief financial officers, as well as his individual performance in helping to achieve the allowed rate of return for the electric business, and management of the financial activities of the Company. Ms. Randell’s salary adjustment was based on her management of the legal requirements of the Company in 2010, particularly the regulatory and legislative initiatives and the review of her total compensation relative to chief legal officers of the Comparator Companies. For Mr. Allessio, due to his short tenure with the Company, the CEDC determined that his base salary required only a slight adjustment relative to the market data.

Incentive Compensation

The UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan (the “2008 Stock Plan”) was approved by shareowners and provides for both short-term and long-term incentive compensation. Generally, incentive awards made under the 2008 Stock Plan are intended to be “performance-based” compensation and the CEDC has the authority to exercise discretion to reduce the amount of incentives awarded in accordance with the terms of the incentive plans.

As with base salaries, the CEDC considers proxy and market data, input from SH&P, and recommendations from Mr. Torgerson when setting the target annual short-term and long-term percentage of base salary that each NEO could be awarded based on the attainment of target goals. When the CEDC reviewed the target total remuneration (base salary, plus annual short-term incentive, plus long-term incentive) in 2011, it determined that some adjustments were appropriate in order to bring the individual NEOs closer to the market median for their job title. Based on these reviews of annual short-term and long-term incentives, the CEDC set the target percentages of base salary at target as shown below for each NEO:

Named Executive Officer	Short-term Target (Percentage of Base Salary)	Long-term Target (Percentage of Base Salary)
Mr. Torgerson	75%	165%
Mr. Vallillo	65%	125%
Mr. Nicholas	50%	85%
Ms. Randell	45%	85%
Mr. Allessio	35%	35%

After the completion of the performance period (which is one year for the annual short-term incentive and three years for the long-term incentive) the CEDC approves actual payouts of incentive awards to be made no later than March 15th of the year following the end of the performance period. The incentive grants and the goals (including threshold, target and maximum levels of performance) associated with each plan were set in March 2011. Goals are set so that NEOs receive:

•	No payment unless a threshold level of goal performance is achieved;

•	An incentive payment equal to 50% of the target incentive compensation for threshold level performance achieved;

•	An incentive payment equal to 100% of the target incentive compensation for target level performance achieved;

•	An incentive payment of 150% of target incentive compensation for achievement of the maximum level of performance.

In most cases, payments of incentives are interpolated (or pro-rated) for attainment of goals between threshold and target and between target and maximum levels of performance achieved. This means that, for example, if goal results came in exactly between target and maximum, the incentive earned would be 125% of target incentive compensation.

In February 2012, the CEDC certified the 2011 performance results, and approved payment of 2011 short-term incentives and the 2009 – 2011 long-term incentives as shown in the following sections.

Short-term Incentive Compensation

All of the NEOs participated in the 2011 Senior Executive Incentive Compensation Program (“SEICP”). The annual short-term performance goals in this program were based on the achievement of financial, customer satisfaction/reliability, and safety goals. Goals were intended to maintain the NEOs’ focus on the interests of the Company’s customers and its shareowners. The financial goals of UIL Holdings Net Income and UIL Holdings capital expenditures were set at levels based on the business plan approved by the Board in December 2010. Additionally, the capital spending for ten major projects were measured against a cost performance index (CPI) and schedule performance index (SPI) to encourage cost savings and timely implementation. The customer satisfaction/reliability goals and safety goals were based on the metrics set for those goals at each of the operating companies as reflected on their respective balanced scorecards which are used to calculate incentives for all of our non-union employees. The Company’s performance on customer satisfaction/reliability goals affects our customers, and our safety goals affect customers as well as employees and the general public. As such, the CEDC felt that it was important that a portion of the NEOs’ incentives be determined by the Company’s performance of these goals. The CEDC concluded that the targets and weights set for these goals were appropriate in light of their importance, the level of attainment of these goals in the past, and target goals for the future.

At its February 2011 meeting, the CEDC set target annual short-term incentives for each NEO, expressed as a percentage of his or her base salary effective as of April 1, 2011. At its February 2012 meeting, the CEDC certified the 2011 performance results and approved the 2011 incentive payments. The 2011 SEICP goals, weights and results were as follows:

	UIL Holdings Net Income (millions)	UIL Holdings Cap-Ex (millions)	Capital Projects Earned Value - CPI	Capital Projects Earned Value - SPI	SAIDI (minutes)	Gas Leaks Response Time	Reduce 3rd Party Claims	Safety Metric
Goal Maximum	$98.6	$330	1	1	60	99.2%	1.9	0
Goal Target	$93.6	$310	0.95	0.95	65	98.6%	2.1	5
Goal Threshold	$88.6	$290	0.90	0.90	75	98%	2.3	10
Goal Weight	50%	10%	5%	5%	10%	5%	5%	10.0%
Goal Result	$99.43	$315.4	0.99	0.99	71	99%	1.7	7.5
Percent of Target Achieved	150%	114%	140%	140%	70.0%	136%	150%	75%
Weighted Result	75.0%	11.4%	7.0%	7.0%	7.0%	6.8%	7.5%	7.5%

Net income is primarily UIL Holdings consolidated net income, excluding acquisition-related impacts. Cap-Ex refers to Capital Expenditures. Capital Projects Earned Value CPI and SPI measure the difference between time and dollars spent versus planned. Being on-time and on-budget on all of the selected capital projects equals 1. SAIDI measures the average duration of non-major storm outages for UI. Gas Leak Response Time measures how quickly we respond to calls at the three gas companies. Reduction in 3rd Party Claims is a gas companies metric that relates to Call Before You Dig activities. The Safety Metric measures performance of five safety indicators at the four operating companies.

Based on the goal results, the CEDC determined that the overall percent of target achieved under the 2011 SEICP annual incentive plan was 129.1%, which means that the cumulative final results, as well as the amount of annual short-term incentives received by the NEOs, were 29.1% above the targets set by the CEDC for the NEO’s.

Each NEO’s target award expressed as a percentage of his or her base salary, the incentive payable at target and the actual goals performance appear in the table below. The methodology used for each NEO to calculate these percentages is as follows, using Mr. Torgerson as an example:

The sum of weighted goals results shown above (75% + 11.4% + 7.0% +7.0 + 7.0% + 6.8% + 7.5% + 7.5% = 129.1%). The result is rounded to 129%, which when multiplied by his target incentive amount of $506,250 rounds to $653,100.

Based on the results and the associated weightings of these goals, the actual incentive payments earned by the NEOs for 2011 were as follows:

Percent of Base Salary Earned for 2011 Annual Incentives

	Mr. Torgerson	Mr. Vallillo	Mr. Nicholas	Ms. Randell	Mr. Allessio
Base salary	$675,000	$430,000	$345,000	$314,000	$253,000
% of Salary at Target	75%	65%	50%	45%	35%
$ at Target	$506,250	$279,500	$172,500	$141,300	$88,550
2011 Performance	129%	129%	129%	129%	129%
Total Percent of Salary Earned	97%	84%	65%	58%	45%
Actual Incentive Earned	$653,100	$360,600	$222,500	$182,300	$114,200

Long-Term Incentive Compensation 2009 - 2011

The Company also has a performance-based long-term incentive compensation equity component for the NEOs. For the 2009 – 2011 incentive period, the CEDC established goals in March 2009 as follows:

•	UIL Holdings Net Income (defined as the cumulative net income in millions over the three-year period): Maximum: $180.3; Target: $171.1; Threshold: $163.2.

•	TSR percentage rank for the three-year period (relative to other utilities in the Edison Electric Institute index).

In 2011, the CEDC determined that the Net Income goal measures should be increased because of the acquisition of the Gas Companies, therefore making the goal target more in line with the additional business. The goals, weights and results for the 2009 – 2011 period were as follows:

	UIL Holdings Net Income (millions)	Total Shareowner Return
Goal Maximum	$210.7	1st Quintile
Goal Target	$200.7	3rd Quintile
Goal Threshold	$190.7	4th Quintile
Goal Weight	67%	33%
Goal Result	$215.4	3rd Quintile
Percent of Target Achieved	150%	100%
Weighted Result	100.5%	33.0%

In February 2012, the CEDC awarded the NEOs long-term incentives based on the results of these long-term goals. Those equity awards were drawn from the 2008 Stock Plan, the equity plan in effect at the time of the March 2009 grants.

Incentive Amounts Earned for 2009 - 2011 Performance

	Mr. Torgerson	Mr. Vallillo	Mr. Nicholas	Ms. Randell	Mr. Allessio
Base salary	$625,000	$390,000	$300,000	$290,000	$253,000
% of Salary at Target	115%	105%	80%	75%	11.67%
$ at Target	$718,800	$409,500	$240,000	$217,500	$29,167
Shares Granted	32,180	18,330	10,740	9,740	950
2009 - 2011 Performance	134%	134%	134%	134%	134%
UIL Shares Earned/Awarded	43,121	24,562	14,392	13,052	1,273
Change in UIL Stock Price From Grant to Award	60%	60%	60%	60%	17%
Value of UIL Shares Earned	$1,547,620	$881,537	$516,515	$468,422	$45,688

Long-Term Incentive Compensation 2011 - 2013

Equity grants made for the 2011 – 2013 performance period will be drawn from the 2008 Stock Plan. In general, the performance shares granted under the 2008 Stock Plan in connection with the 2011 – 2013 long-term performance period will vest as of December 31, 2013, unless they vest earlier upon a change in control. The number of shares to be awarded for performance achieved at threshold, target, and maximum is specified on the “Grants of Plan Based Awards Table” found later in this proxy statement. The number of shares ultimately awarded to an NEO is dependent upon the level of attainment of the pre-established performance goals and will be determined at the end of the three-year period.

The performance goals for the 2011 – 2013 performance period are based upon the attainment of specific levels of TSR (33% weight) and cumulative Net Income (67%) as approved by the CEDC in February 2011, with vesting of 50%, 100% or 150% of the target amount of performance shares if the “threshold,” “target” or “maximum” level of performance is achieved, respectively.

	Threshold	Target	Maximum

Net Income	Target -$20M	3-Year cumulative	Target + $20M
Total Shareholder Return	4th Quintile	3rd Quintile	1st Quintile

TSR is determined as follows:

Volume weighted average closing price of UIL Holdings common stock for the last quarter of 2013, minus the volume weighted average closing price of UIL Holdings common stock for the first quarter of 2011, plus dividends per share for 2011 through 2013. The quotient obtained by this calculation is compared to the TSR of all companies reported by the Edison Electric Institute and the FBR Utility Index to establish our relative performance, measured on a quintile scale.

Benefits and Perquisites

The Company offers both tax-qualified and non-tax-qualified retirement benefits designed to provide savings opportunities to plan participants and to help ensure adequate income replacement upon retirement.

Qualified retirement plans:

•

The United Illuminating Company Pension Plan (the “UI Pension Plan”). This is a traditional defined benefit type of pension plan for employees of UIL Holdings and UI. The UI Pension Plan was closed to non-unionized employees of UIL Holdings and UI hired on or after May 1, 2005. Mr. Torgerson and Ms. Randell were both hired after that date and therefore are not covered by this plan.

•

The United Illuminating Company 401(k)/Employee Stock Ownership Plan (the “UI KSOP”). This is a defined contribution plan for employees of UIL Holdings and UI. The Plan matches 100% of the first 2% of compensation deferred by an employee. Non-unionized employees hired on or after May 1, 2005, receive an annual employer contribution under this Plan equal to 4% of salary (up to a maximum of $9,800 in 2011), plus $1,000, in addition to any Company match to their 401(k) contributions, subject to IRS maximums. Mr. Torgerson and Ms. Randell were hired after that date and therefore received those contributions. Messrs. Torgerson, Vallillo and Nicholas and Ms. Randell participate in the UI KSOP and thus receive a company match of up to 2% of compensation up to $245,000 (limited to a maximum contribution of $4,900 in 2011).

•	The Berkshire Gas Company Pension Plan (the “BGCPP”). A traditional defined benefit type of pension plan for employees of The Berkshire Gas Company. Mr. Allessio is a participant of this plan.

•

The Berkshire Gas Company 401(k) Plan. This plan matches 100% of the first 1% and 50% of the next 5% of compensation deferred by an employee. Mr. Allessio participated in this plan in 2011 and received $8,575 in company matching contributions.

Non-qualified plans:

•

The UIL Holdings Deferred Compensation Plan (the “DCP”). The DCP is designed to permit eligible executives to make elective deferrals of compensation and thus save for retirement in greater amounts than permitted under the UI KSOP.

•

The UIL Holdings Deferred Compensation Plan for Selected Employees. Similar to the DCP, this plan is designed to permit eligible executives to make elective deferrals of compensation and thus save for retirement in greater amounts than permitted under the qualified 401(k) plans offered to employees of the various gas companies. No NEO participated in this plan in 2011.

•

The United Illuminating Company Supplemental Executive Retirement Plan (the “UI SERP”). This plan is designed to provide benefits based on the UI Pension Plan formula, but calculated on compensation in excess of applicable qualified plan limits. Because Mr. Torgerson, Ms. Randell and Mr. Allessio are not covered by the qualified UI Pension Plan, they are also not covered by the UI SERP. Although Mr. Allessio does not participate in the UI SERP, he has an accrued supplemental non-qualified retirement benefit based on his prior employment with the Berkshire Gas Company.

In limited instances prior to 2006, the Company agreed to provide enhanced supplemental executive retirement benefits to certain executives as part of a competitive compensation package. At present, only Mr. Vallillo is eligible for these enhanced benefits. For Mr. Vallillo, the enhancement calls for a benefit calculated in the form of a single life annuity, which is the excess of 2% of his highest 3-year average base salary and annual incentive multiplied by his years of service (up to 30) minus his qualified pension plan benefit.

Perquisites provided by the Company in 2011 did not exceed $10,000 for any NEO. Perquisites offered to the NEOs include estate and financial planning and tax return preparation.

Termination Payments and Benefits; Change in Control

UIL Holdings has either directly, or through UI, entered into employment agreements with Messrs. Torgerson, Vallillo and Nicholas, and Ms. Randell. Mr. Allessio does not have an employment agreement with the Company or any of its subsidiaries. The purpose of the employment agreements is to:

•	ensure predictability in determining such NEO’s terms and conditions of employment; and

•	provide for an orderly mechanism for terminations of employment and for reasonable compensation to the NEO in the event of a termination without cause.

The CEDC also allows designated executives to participate in the UIL Holdings Change in Control Severance Plan II (“CIC Plan II”).

The purpose of the CIC Plan II is to provide all NEOs and certain other executives of the Company with appropriate assurances of continued income and other benefits for a reasonable period of time if the executive’s employment with the Company is terminated in connection with a change in control of the Company, thereby encouraging the continued attention and dedication of executives to the continued success of the Company.

Termination and change in control payments and benefits are more fully described for each NEO in the section of this proxy entitled “Payments Upon Termination or Change In Control.”

Executive Share Ownership

The Company believes that senior management should have a significant, sustained equity interest in UIL Holdings in order to link their interests more closely with those of shareowners. To promote this philosophy, the Company adopted equity ownership guidelines for senior management, effective as of January 1, 2007. These guidelines require each member of senior management to own shares of UIL Holdings common stock (not including unexercised options) equal in value to the following multiples of annual base salary: Chief Executive Officer – three times annual base salary; Chief Operating Officer, Chief Financial Officer, Senior and Executive Vice Presidents – two times annual base salary; and Vice Presidents – one time annual base salary. Individuals subject to the guidelines as of the January 1, 2007 effective date were required to achieve applicable ownership levels by January 31, 2012. Officers appointed after January 1, 2007, are expected to achieve applicable ownership guidelines within five years of appointment. As of March 12, 2012, Messrs. Torgerson, Vallillo and Nicholas and Ms. Randell had met their ownership guidelines. Mr. Allessio was hired by UIL Holdings in November 2010 upon UIL Holdings’ acquisition of the Gas Companies and will have five years to meet the equity ownership guidelines. The Company anticipates that Mr. Allessio will meet his ownership guidelines within the expected timeframe. Exceptions to the guidelines may be approved by the Chief Executive Officer in the event of temporary economic hardship, upon notice provided to the CEDC.

Named Executive Officer	Value of Record Date Shareholdings	Required Ownership Level	Record Date Ownership Level
Mr. Torgerson	$5,805,946	3X base salary	8.6X base salary
Mr. Vallillo	$2,597,120	2X base salary	6.4X base salary
Mr. Nicholas	$2,366,417	2X base salary	7.4X base salary
Ms. Randell	$1,326,866	2X base salary	4.4X base salary
Mr. Allessio	$30,538	1X base salary	0.1X base salary

Equity Grant Practices

The CEDC generally makes equity grants, including performance share awards and restricted stock grants, at its March meeting each year. In the case of newly hired or newly promoted executives, equity grants may be made in connection with the commencement of their employment or promotion. The Company does not permit the back dating or “timing” of options or other equity awards. The exercise price of stock options, and the value of equity awards, is calculated on the basis of the average of the high and the low prices of the Company’s stock as reported on the NYSE on the date of the grant. In recent years, the Company has not issued options. There are, however, outstanding options with reload rights.

The Effect of Accounting and Tax Treatment on the Company’s Compensation Decisions

The 2008 Stock Plan is a shareowner-approved plan designed to comply with the requirements of federal tax laws on deductibility of performance-based compensation under Section 162(m) of the Internal Revenue Code. The Company considers federal tax implications prior to making executive compensation decisions and generally prefers to preserve deductibility when possible. However, the Company may make payments or awards, where appropriate, to retain and provide competitive incentives to an NEO, even if the compensation is not deductible. In 2011, the Company did not pay, or commit to pay, any non-deductible compensation through any grant or any other action of the Company.

Recapture (Clawback) Policy

The Company has a policy that applies in the event that the Company is required to restate its financial statements due to material non-compliance of the Company with any applicable financial reporting requirement, if such restatement results directly or indirectly from willful misconduct or gross negligence of a covered executive. This policy requires executives designated by the CEDC (currently, those participating in short- and long-term incentive compensation plans of the Company) to reimburse the Company for the difference between (i) the amount of any bonus, incentive or equity compensation paid in light of the erroneous financial statement, and (ii) the amount that would have been paid, if any, under the restated financial statements. This policy is intended to supplement the forfeiture provisions applicable to the Chief Executive Officer and Chief Financial Officer under Section 304 of the Sarbanes-Oxley Act of 2002 (or any successor provision). Since the adoption of this policy, the Company has not had to restate its financial statements due to a material non-compliance as described above and, as a result, has not had to recapture any payments made to any executive.

Structure, Authority and Role of the Compensation Committee

•

The CEDC is comprised of four independent directors of the Board. Directors are designated as independent in accordance with the Board’s own policy regarding the independence of directors, which conforms to, or is more exacting than, the independence requirements of the NYSE and the SEC.

•	The CEDC Charter is posted on the UIL Holdings website at www.uil.com/about. A printed copy of the CEDC Charter will be provided free of charge to any shareowners upon request.

•	The CEDC reviews and approves all aspects of compensation (base salaries, annual performance awards, long-term incentives and other benefits) for the Chief Executive Officer and the other NEOs.

•

The CEDC determines the compensation of the Chief Executive Officer, the Chief Financial Officer and the other NEOs based on its evaluation of their performance in light of goals and objectives it has established, as well as market and/or survey data and recommendations from its outside independent compensation consultant.

•

The CEDC establishes the performance goals applicable to the annual and long-term incentive compensation programs, administers the programs and certifies that performance goals and any other material terms were satisfied before authorizing payment of any awards.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2011, none of the members of the CEDC (Ms. Henley-Cohn, Ms. Kelly, Mr. Miglio and Mr. Murdy) (i) served as an officer or employee of the Company or its subsidiaries, (ii) was formerly an officer of the Company or its subsidiaries or (iii) entered into any related party transactions with the Company. During 2011, none of our executive officers (i) served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served on the CEDC, (ii) served as director of another entity, one of whose executive officers served on the CEDC, or (iii) served as member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as a director of the Company.

Summary Compensation Table

The following table summarizes total compensation for 2011, 2010 and 2009 of the Chief Executive Officer, the Chief Financial Officer, and each of the three other most highly compensated individuals in 2011 who are executive officers of UIL Holdings.

Name and Principal Position	Year	Salary ($)	Bonus	Stock Awards (1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
James Torgerson - President and Chief Executive Officer	2011	$662,500	$—	$1,192,500	$—	$653,100	$—	$24,200	$2,532,300
	2010	$625,000	$—	$1,153,750	$—	$459,375	$—	$19,850	$2,257,975
	2009	$625,000	$—	$793,259	$—	$485,625	$—	$23,720	$1,927,604
Anthony Vallillo - Executive Vice President & Chief Operating Officer	2011	$423,425	$—	$537,500	$—	$360,600	$126,532	$9,870	$1,457,927
	2010	$400,275	$—	$473,890	$—	$275,520	$328,721	$6,900	$1,485,306
	2009	$390,000	$—	$409,500	$—	$259,740	$263,492	$9,800	$1,332,532
Richard Nicholas - Executive Vice President and Chief Financial Officer	2011	$338,750	$—	$293,250	$—	$222,500	$147,363	$26,621	$1,028,484
	2010	$315,000	$—	$356,000	$—	$168,000	$134,104	$21,375	$994,479
	2009	$300,000	$—	$240,000	$—	$166,500	$100,222	$21,263	$827,985
Linda Randell - Senior Vice President, General Counsel & Chief Compliance Officer	2011	$310,500	$—	$266,900	$—	$182,300	$—	$21,738	$781,438
	2010	$297,500	$—	$325,000	$—	$141,750	$—	$22,623	$786,873
	2009	$290,000	$—	$217,500	$—	$144,855	$—	$21,201	$673,556
Robert Allessio - Vice President Gas Operations (5)	2011	$252,204	$—	$88,550	$—	$114,200	$1,104	$8,575	$464,633

(1)

“Stock Awards” (column (e)) amounts reflect the grant date value of the long-term incentive equity awards made in 2011, 2010 and 2009, respectively, at a target level of performance as described in the CD&A. Included in this column are the grant date values of restricted stock awarded as follows: $78,750, $78,750, and $74,459, to Mr. Torgerson in 2011, 2010, and 2009, respectively. In recognition of their extraordinary efforts in acquiring the three gas distribution companies in 2010, the CEDC approved one-time grants of restricted shares that vest at the end of three years as follows: $200,000, $50,000, $100,000, and $100,000 respectively to Messrs. Torgerson, Vallillo, and Nicholas, and Ms. Randell. The grant date value of each long-term incentive equity award for Mr. Torgerson, assuming the maximum goal achievement, was $1,670,625, $1,312,500, and $1,078,200 for 2011, 2010 and 2009, respectively. The grant date value of each long-term incentive equity award for Mr. Vallillo, assuming the maximum goal achievement, was $806,250, $635,835, and $614,250, for 2011, 2010 and 2009, respectively. The grant date value of each long-term incentive equity award for Mr. Nicholas, assuming the maximum goal achievement, was $439,875, $384,000, and $360,000 for 2011, 2010 and 2009, respectively. The grant date value of each long-term incentive equity award for Ms. Randell, assuming the maximum goal achievement, was $400,350, $337,500, and $326,250 for 2011, 2010 and 2009, respectively. The grant date value of the long-term incentive equity award for Mr. Allessio, assuming the maximum goal achievement, was $132,825 for 2011. The amounts earned with respect to equity awards vesting in 2011 are reported in the “Options Exercised and Stock Vesting Table.”

(2)

“Non-Equity Incentive Plan Compensation” (column (g)) reflects the annual short-term cash incentives earned as of December 31, 2011, December 31, 2010, and December 31, 2009, regardless of whether payment had been made to the NEO as of that date, under pre-established performance targets that have been achieved pursuant to the UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan (the “2008 Stock Plan”). Grants made under this program in 2011 are disclosed under the “Grants of Plan Based Awards Table.”

(3)

“Change in Pension Value and Nonqualified Deferred Compensation Earnings” (column (h)) includes, for each NEO, the aggregate increases in actuarial value during 2011, 2010, and 2009 of all defined benefit plans (including qualified defined benefit and supplemental executive retirement plans) in which the executive participated, attributable to compensation increases, an additional year of service, and changes in the discount rate used in calculating the actuarial present value. The change in pension value is calculated based on the earliest date that each NEO would be entitled to receive an unreduced pension benefit from the UI Pension Plan (in the case of Messrs. Vallillo and Nicholas), and the Berkshire Gas Pension Plan

(in the case of Mr. Allessio). In determining the amount disclosed, the Company has used interest rate and mortality assumptions consistent with those used in the Company’s financial statements. Please see Note G entitled “Pension and Other Benefits” in the Notes to Consolidated Financial Statements for the fiscal years ended December 31, 2011, December 31, 2010, and December 31, 2009, included in the Company’s Annual Reports on Form 10-K filed with the SEC on February 22, 2012, February 22, 2011, and February 17, 2010, respectively, for a discussion of these assumptions.

(4)

“All Other Compensation” (column (i)) amounts include: (a) Company cash contributions to the UI KSOP or The Berkshire Gas Company 401(k) Plan; (b) pay for unused vacation; (c) personal estate and financial planning or tax advice; and (d) Company cash contributions to health savings accounts made available to all employees. Non-qualified deferred compensation is reported on the “Non-Qualified Deferred Compensation Table” and not in “All Other Compensation.” The amount reported for Mr. Torgerson in 2011 includes: (i) $4,900 in Company matching contributions to the UI KSOP; (ii) $10,800 employer contribution under the UI KSOP (for employees hired after May 1, 2005); and (iii) $8,500 in financial and estate planning and tax return preparation assistance. The amount reported for Mr. Vallillo in 2011 includes: (i) $4,900 in Company matching contributions to the UI KSOP; (ii) $2,970 in financial and estate planning and tax preparation assistance; and (iii) $2,000 in company contributions to a health savings account. The amount reported for Mr. Nicholas in 2011 includes: (i) $4,900 in Company matching contributions to the UI KSOP; (ii) $21,231 for unused vacation, and; (iii) $490 for tax return preparation assistance. The amount reported for Ms. Randell in 2011 includes: (i) $4,900 in Company matching contributions to the UI KSOP; (ii) $6,039 for unused vacation, and; $10,800 employer contribution under the KSOP (for employees hired after May 1, 2005). The amount reported for Mr. Allessio in 2011 includes $8,575 in Company matching contributions to The Berkshire Gas Company 401(k) Plan.

(5)	Mr. Allessio was not a NEO in 2010 and was not employed by the Company in 2009.

Employment Agreements of Named Executive Officers

In order to understand the “Summary Compensation Table,” it is essential to understand the Employment Agreements of the NEOs.

UIL Holdings’ entered into an employment agreement with Mr. Torgerson, dated January 23, 2006, under which Mr. Torgerson was appointed President of UIL Holdings. On July 1, 2006, Mr. Torgerson was appointed Chief Executive Officer of UIL Holdings. Mr. Torgerson’s employment agreement continued in effect until December 31, 2007, where upon it automatically renewed for a one-year period and will continue to do so annually unless UIL Holdings provides Mr. Torgerson with a 90 day notice of its decision not to renew the agreement. The employment agreement provides an annual base salary of $525,000, subject to review and possible adjustment by the Board of Directors at least annually. Mr. Torgerson’s annual base salary was $675,000 as of April 1, 2011. Effective April 8, 2012, Mr. Torgerson’s annual base salary will increase to $710,000. Mr. Torgerson is also entitled to participate in UIL Holdings’ annual short-term and long-term incentive programs. In addition, during each year in the term of his employment agreement, Mr. Torgerson is entitled to an annual grant of restricted stock to be awarded by the CEDC in an amount equal to that number of shares which results from dividing $78,750 by the fair market value of UIL Holdings common stock on the date of the grant, but limited to no more than 3,333 shares per year. This annual grant was negotiated when Mr. Torgerson was hired and was intended to be in lieu of a SERP benefit. Each such grant will vest ratably over a five year period. On February 28, 2011, the CEDC awarded Mr. Torgerson 2,566 shares of restricted stock pursuant to such provision. If Mr. Torgerson has an involuntary separation from service (i) by the Company without cause, or (ii) on account of a breach of his employment agreement by the Company, he will be entitled to receive certain severance and additional post-termination benefits, which are more fully described below in the section entitled “Payments Upon Termination or Change in Control.”

UIL Holdings’ direct subsidiary, UI, entered into an employment agreement with Mr. Vallillo, dated January 26, 2004. The agreement had an original term of two years and, as amended, has been automatically renewed for additional one-year periods. This agreement provides an annual base salary of $292,500, subject to upward revision by the UIL Holdings Board of Directors at such times as the salary rates of other officers are reviewed by the directors, and subject to downward revision by the Board of Directors contemporaneously with any general reduction of the salary rates of other officers, except in the event of a change in control of UIL Holdings. Mr. Vallillo’s annual base salary was $430,000 as of April 1, 2011. Effective April 8, 2012, Mr. Vallillo’s annual base salary will increase to $470,000. In 2011, Mr. Vallillo’s employment agreement was amended to modify the discount rate used to calculate his SERP lump sum payment upon his retirement. At the same time, his employment agreement was also amended to remove a golden parachute excise tax gross-up provision. Mr. Vallillo is also entitled to participate in UIL Holdings’ annual short-term and long-term incentive programs. If Mr. Vallillo has an involuntary separation from service (i) by the Company without cause, or (ii) on account of a breach of his employment agreement by the Company, he will be entitled to receive certain severance and additional post-termination benefits, which are more fully described below in the section entitled “Payments Upon Termination or Change in Control.”

UIL Holdings’ direct subsidiary, UI, entered into an employment agreement with Mr. Nicholas, dated March 1, 2005. The agreement had an original term of two years and has been automatically renewed for additional one-year periods. This agreement provides an annual base salary of $227,000, subject to upward revision by the UIL Holdings Board of Directors at such times as the salary rates of other officers are reviewed by the directors, and subject to downward revision by the Board of Directors contemporaneously with any general reduction of the salary rates of other officers, except in the event of a change in control of UIL Holdings. Mr. Nicholas’ annual base salary was $345,000 as of April 1, 2011. Effective April 8, 2012, Mr. Nicholas’ annual base salary will increase to $375,000. Mr. Nicholas is also entitled to participate in UIL Holdings’ annual short-term and long-term incentive programs. If Mr. Nicholas has an involuntary separation from service (i) by the Company without cause, or (ii) on account of a breach of his employment agreement by the Company, he will be entitled to receive certain severance and additional post-termination benefits, which are more fully described below in the section entitled “Payments Upon Termination or Change in Control.”

UIL Holdings entered into an employment agreement with Ms. Randell, dated February 28, 2007, under which Ms. Randell was appointed Senior Vice President and General Counsel of UIL Holdings. The agreement had an original term of two years, ending March 25, 2009, and automatically renews for additional one-year periods unless UIL Holdings provides Ms. Randell with a 90 day notice of its decision not to renew the agreement. This agreement provides an annual base salary of $275,000, subject to review and possible adjustment by the Board of Directors at least annually. Ms. Randell’s annual base salary was $314,000 as of April 1, 2011. Effective April 8, 2012, Ms. Randell’s annual base salary will increase to $330,000. Ms. Randell is also entitled to participate in UIL Holdings’ annual short-term and long-term incentive programs. In addition, in recognition of the forfeiture by Ms. Randell of certain partnership benefits resulting from her separation from her former law firm, under her employment agreement, Ms. Randell was awarded a one-time grant of shares of restricted stock valued at $150,000 at the date of the grant, which fully vested in March 2012. If Ms. Randell has an involuntary separation from service (i) by the Company without cause, or (ii) on account of a breach of her employment agreement by the Company, she will be entitled to receive certain severance and additional post-termination benefits, which are more fully described below in the section entitled “Payments Upon Termination or Change in Control.”

Mr. Allessio does not have an employment agreement.

Grants of Plan Based Awards Table

The following table provides information for each NEO regarding the estimated payouts of the short-term incentives on goals set for 2011, the long-term incentives on goals set for the 2011 – 2013 performance period, as well as the number of restricted shares granted to any NEO. No stock options were awarded to our NEOs during the year ended December 31, 2011.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Numbers of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Max ($)	Threshold # of Shares	Target # of Shares	Max # of Shares
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
James Torgerson - President and CEO	2/28/2011	$253,125	$506,250	$759,375	18,145	36,290	54,435	2,566	—	—	$1,192,500
Anthony Vallillo - Executive Vice President & COO	2/28/2011	$139,750	$279,500	$419,250	8,755	17,510	26,265	—	—	—	$537,500
Richard Nicholas - Executive Vice President and CFO	2/28/2011	$86,250	$172,500	$258,750	4,780	9,560	14,340	—	—	—	$293,250
Linda Randell - SVP General Counsel & Chief Compliance Officer	2/28/2011	$70,650	$141,300	$211,950	4,350	8,700	13,050	—	—	—	$266,900
Robert Allessio - Vice President Gas Operations	2/28/2011	$44,275	$88,550	$132,825	1,445	2,890	4,335	—	—	—	$88,550

Grants of Plan Based Awards Table Narrative:

Non-Equity Incentive Plan Awards

The grants made by the CEDC on February 28, 2011 and reflected under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” were made pursuant to the 2008 Stock Plan. These grants are short-term incentive awards, payable in cash upon the achievement of certain performance criteria described below. The dollar amounts listed in columns (c), (d) and (e) represent the cash amounts to be paid upon achievement of threshold, target and maximum levels of performance, respectively.

Target annual short-term incentive performance goals were set under the SEICP for the NEOs in February 2011. Also in February 2011, incentive targets were expressed as a percentage of base salary. Performance goals were established to focus the executives’ attention on corporate financial performance, customer satisfaction/reliability, and safety. These goals are described more extensively in the Compensation Discussion and Analysis section of this proxy statement.

Equity Incentive Plan Awards—Long-Term Incentive Program

Equity grants made by the CEDC on February 28, 2011 are reflected under “Estimated Future Payouts Under Equity Incentive Plan Awards.” These grants are long-term incentive awards, payable in shares of UIL Holdings common stock drawn from the 2008 Stock Plan (to the extent possible within the limits of such plan), upon the achievement of certain performance criteria. Any portion of performance shares that cannot be paid in stock due to applicable plan limits will be paid in cash. The share amounts listed in columns (f), (g) and (h) represent the numbers of shares of UIL Holdings common stock to be drawn from either the 2008 Stock Plan or, if an award is deferred, the UIL Holdings Corporation Deferred Compensation Plan, upon the achievement of threshold, target and maximum levels of performance, respectively. Details of the long-term equity incentive awards are provided in the Compensation Discussion and Analysis section of this proxy statement.

Other Stock Awards

The grant made by the CEDC on February 28, 2011 to Mr. Torgerson made under the 2008 Stock Plan and pursuant to the terms of his employment agreement. Mr. Torgerson’s employment agreement calls for an annual award equal to $78,750 divided by the fair market value of UIL Holdings common stock on the date of the grant (vesting ratably over a five-year period). Such restricted stock is forfeitable to the extent not vested in the event that Mr. Torgerson terminates employment for any reason other than death, disability, retirement or a termination by the Company without cause. Grants of restricted stock include the right to receive dividend payments after the date of grant.

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information for each NEO regarding: (i) each option to purchase shares of the Company’s common stock that had not been exercised and remained outstanding of December 31, 2011, and (ii) awards of performance-based shares associated with the Company’s long-term incentive plan and restricted stock that had not vested and remained outstanding as of December 31, 2011.

Name	Option Awards(1)						Stock Awards
	Number of Securitites Underlying Unexercised Options (#) Exercisable	Date Options Vested	Number of Securitites Underlying Unexercised Options (#) Unexercisable	Equity Incenitve Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Numbers of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
James Torgerson - President and CEO	—	—	—	—	$—		14,970	$529,489	67,270	$2,379,340
Anthony Vallillo - Executive Vice President & COO	—	—	—	—	$—		1,672	$59,139	32,520	$1,150,232
Richard Nicholas - Executive Vice President and CFO	2,778	9/26/08	—	—	$31.248	9/26/2015	3,343	$118,242	18,630	$658,943
Richard Nicholas - Executive Vice President and CFO	2,777	9/26/07	—	—	$31.248	9/26/2015	—	$—	—	$—
Linda Randell - SVP General Counsel & Chief Compliance Officer	—	—	—	—	$—	—	4,186	$148,059	16,670	$589,618
Robert Allessio - Vice President Gas Operations	—	—	—	—	$—	—	—	$—	4,810	$170,130

(1)	Vested but unexercised options granted under the 1999 Stock Plan.
(2)

The outstanding awards listed for Mr. Torgerson represent the unvested portion of: 2,213 shares of restricted stock that vest ratably over a five year period beginning March 26, 2007; 2,615 shares of restricted stock that vest ratably over a five year period beginning March 24, 2008; 3,333 shares of restricted stock that vest ratably over a five year period beginning March 23, 2009; 2,789 shares of restricted stock that vest ratably over a five year period beginning March 22, 2010; 2,566 shares of restricted stock that vest ratably over a five year period beginning February 28, 2011; and 6,687 shares of restricted stock which vest at the end of three years from December 6, 2010. The outstanding awards listed for Mr. Vallillo represent the unvested portion of a one-time restricted stock grant of 1,672 shares made on December 6, 2010 which vest at the end of three years from the grant date. The outstanding awards listed for Mr. Nicholas represent the unvested portion of a one-time grant of 3,343 restricted shares made on December 6, 2010, which vest at the end of three years from the grant date. The outstanding awards listed for Ms. Randell represent the unvested portion of a one-time grant of restricted shares made on March 26, 2007, which vest ratably over a five-year period beginning on the grant date, and a one-time restricted stock grant of 3,343 shares made on December 6, 2010, which vest at the end of three years from the grant date.

(3)	Shares are valued using the closing price of UIL Holdings common stock as of December 31, 2011.
(4)

Grants made by the CEDC in February 2011 and March 2010, pursuant to the 2008 Stock Plan. These grants are long-term performance-based incentive awards, payable in shares of UIL Holdings common stock upon the achievement of certain performance criteria. The share amounts listed represent the number of shares of UIL Holdings common stock to be paid upon the achievement of target levels of performance and are valued using the closing price ($35.37/share) of UIL Holdings common stock as of December 31, 2011. The performance periods for each grant runs for three years, beginning on January 1, 2010 or 2011, and ending on December 31, 2012 or 2013, respectively.

Option Exercises and Stock Vested Table

The following table provides information for each NEO regarding the exercise of stock options in 2011 and the vesting of long-term performance shares for the 2009 – 2011 performance period.

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise (1) ($)	Number of Shares Acquired Upon Vesting(2) (#)	Value Realized on Vesting (3) ($)
(a)	(b)	(c)	(d)	(e)
James Torgerson - President and Chief Executive Officer	—	$—	49,161	$1,728,887
Anthony Vallillo - Executive Vice President & Chief Operating Officer	—	$—	31,203	$1,076,517
Richard Nicholas - Executive Vice President and Chief Financial Officer	2,778	$8,761	14,392	$516,515
Linda Randell - SVP General Counsel & Chief Compliance Officer	—	$—	13,895	$493,375
Robert Allessio - Vice President Gas Operations	—	$—	1,273	$45,688

(1)

The Value Realized Upon Exercise equals the difference between the option exercise price and the fair market value of the Company’s stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)

As of December 31, 2011, Messrs. Torgerson, Vallillo and Nicholas and Ms. Randell became vested in certain three-year performance share grants that had been awarded in 2009. Mr. Allessio became vested in an equity short-term incentive that had been awarded in February 2011. The payments under the performance share agreements for those grants were based upon the achievement of net income and total shareholder return measures during the performance period, with 50%, 100% or 150% of the target amount of performance shares being awarded for performance achieved at threshold, target, or maximum, respectively. On February 27, 2012, the CEDC certified that 2009—2011 performance goals were achieved at 134% of target for all of the NEOs. As a result, these NEOs were determined by the CEDC to be entitled to the following number of shares of UIL Holdings common stock with respect to their long-term performance share award: Mr. Torgerson – 43,121; Mr. Vallillo – 24,562 shares; Mr. Nicholas – 14,392 shares; Ms. Randell – 13,052 shares; and Mr. Allessio – 1,273 shares. In addition, Messrs. Torgerson and Vallillo and Ms. Randell also vested in 6,040, 6,641, and 843 (respectively) previously-granted shares of restricted stock. The share totals represent performance and restricted shares that vested during 2011 (although they may not have been issued during 2011). In all cases, the corresponding values reflect the average of the high and low prices of UIL Holdings common stock as of the date they vested. These values are reflected in the “Stock Awards” columns of the “Option Exercises and Stock Vested Table” above.

(3)	Value Realized on Vesting is determined based on the fair market value of the performance shares on the date the shares vested and were awarded.

PENSION BENEFITS

The following table shows the estimated actuarial present value of the accumulated pension benefits for the individuals listed from one or more of the following sources: (i) the UI Pension Plan or the BGCPP, both being tax-qualified defined benefit pension plans, (ii) the UI SERP, a plan that provides benefits based on compensation in excess of that which can be taken into account under the UI Pension Plan, and (iii) if applicable, supplemental pension provisions contained in the NEO’s employment agreement. The present value is calculated as of December 31, 2011, based on service and compensation through that date, and is actuarially equivalent to the annual benefits payable as a single life annuity under each such defined benefit pension plan at the earliest age at which a NEO could retire without benefit reduction. The assumptions in the notes to the table below are consistent with the assumptions provided in the consolidated notes to audited financial statements of the Company for the fiscal year ended December 31, 2011, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2012. Amounts earned under nonqualified defined contribution plans are not reported on the following table, but are reported in the table entitled “Non-qualified Deferred Compensation.”

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits(2) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
James Torgerson - President and Chief Executive Officer(1)	N/A			$—
Anthony Vallillo - Executive Vice President & Chief Operating Officer	UI Pension Plan	43.5	$1,362,630	$—
Anthony Vallillo - Executive Vice President & Chief Operating Officer	UI SERP	43.5	$3,508,298	$—
Richard Nicholas - Executive Vice President and Chief Financial Officer	UI Pension Plan	10.667	$307,094	$—
Richard Nicholas - Executive Vice President and Chief Financial Officer	UI SERP	10.667	$367,295	$—
Linda Randell - SVP General Counsel & Chief Compliance Officer(1)	N/A			$—
Robert Allessio - Vice President Gas Operations	BGCPP	26.5	$1,280,191	$—

(1)	Mr. Torgerson and Ms. Randell are not eligible for participation in any Company pension plan.
(2)

Calculations reflect actual form of payment elections for UI SERP benefits; 75% 50J&S annuity/25% lump sum from the UI Pension Plan; and single life annuity with 5 year certain period for the Berkshire Gas Company Pension Plan. Lump sums are calculated using the 12/31/2011 FASB ASC 715 disclosure assumptions, specifically a 5.30% discount rate for the UI and The Berkshire Gas Company Pension Plans, a 5.05% discount rate for the UI SERP and the prescribed mortality table. Annuities are calculated using the 12/31/2011 FASB ASC 715 disclosure assumptions, specifically a 5.30% discount rate for the UI Pension Plan, a 5.05% discount rate for the UI SERP and the RP2000 mortality table projected to 2011 for both plans.

Pension Benefits Table Narrative:

UI Pension Plan

The UI Pension Plan covers eligible employees of UIL Holdings and UI. The UI Pension Plan was closed to new participants effective as of May 1, 2005 with respect to non-unionized employees hired on or after that date. As a result, Mr. Torgerson, Ms. Randell, and Mr. Allessio, each of whom was hired after such date, are not eligible to participate. Mr. Vallillo and Mr. Nicholas are participants in the UI Pension Plan.

Retirement benefits under the plan are determined by a fixed formula, based on years of service and the participant’s average annual earnings during the three years during which the person’s earnings were the highest or, if greater, the average of his or her final 36 months of compensation (“Final Average Compensation”). Under the current UI Pension Plan formula, a participant’s annual accrued benefit equals 1.6% x Final Average Compensation x Years of Benefit Service up to 30 years. A participant’s accrued benefit is calculated in the form of a single life annuity beginning at his or her normal retirement date. For purposes of computing UI Pension Plan benefits, “annual earnings” includes total compensation from the Company, as reported on Form W-2 for a calendar year, plus elective deferrals made during a calendar year under the Company’s cafeteria plan and/or the UI KSOP. It excludes any amounts contributed to, or the value of benefits under, any deferred compensation plan, long-term incentive plan, employee benefit or fringe benefit program, any other compensation, and cash-outs of unused vacation payable to non-union employees.

Under the UI Pension Plan, a participant’s “Normal Retirement Age” means his or her 65th birthday or 5th anniversary of participation in the plan, whichever is later. The plan also permits benefits to commence on or after reaching “Early Retirement.” In order to qualify for early retirement benefits under the plan, a participant must retire after reaching at least age 55 and being credited with 10 years of vesting service. If a participant is at least age 58, and the sum of his or her age and years of service equals 88 (the “rule of 88”) when he retires from active employment with the Company, then pension benefits will not be reduced for early commencement. Pursuant to the terms of the UI Pension Plan, if a participant retires on or after May 16, 2003, having reached age 55 and before age 58, and the sum of his or her age and years of service equals at least 88, then the participant’s accrued benefit will be reduced by 3% for each full year by which his retirement date precedes age 58. If a participant with 10 years of service retires on or after age 55 and the rule of 88 is not satisfied, then the participant’s accrued benefit will be reduced by 3% for each full year by which his retirement precedes his Normal Retirement Date but is on or after age 58, and by an additional 4% per year by which his retirement is on or after age 55 and before age 58. As of December 31, 2011, Mr. Vallillo and Mr. Nicholas were retirement-eligible.

The Berkshire Gas Company Pension Plan

The BGCPP covers eligible employees of The Berkshire Gas Company. Employees who were participants as of December 31, 2003 receive traditional formula benefits. Employees who became participants on or after January 1, 2004 are eligible for cash balance benefits. Mr. Allessio is eligible for the traditional formula. Retirement benefits under the traditional formula are determined by a fixed percentage, based on years of service and the participant’s average compensation for the five calendar years (not necessarily consecutive) during which compensation is highest (“Final Five Year Average Compensation”). Under the traditional formula, a participant’s annual accrued benefit equals (1.4% x Final Five Year Average Compensation + .47% x Final Five Year Average Compensation in excess of Covered Compensation) x Years of Benefit Service up to 25 years. A participant’s accrued benefit is calculated in the form of a single life annuity with a 5 year certain period beginning at his or her normal retirement date. For purposes of computing BGCPP benefits, “annual earnings” includes elective deferrals made during a calendar year under the Company’s cafeteria plan and/or 401(k) Plan. It excludes overtime and bonuses as well as any amounts contributed to, or the value of benefits under, any deferred compensation plan, long-term incentive plan, employee benefit or fringe benefit program, any other compensation, and cash-outs of unused vacation payable to non-union employees.

Under the BGCPP, a participant’s “Normal Retirement Age” is his or her 65th birthday or the 5th anniversary of participation in the plan, whichever is later. Under the traditional formula, participants can commence benefits on or after reaching “Early Retirement.” In order to qualify for Early Retirement benefits under the plan, a participant must retire within the ten-year period immediately preceding Normal Retirement Age, provided they have achieved five years of participation. If the participant is eligible for Early Retirement and the sum of his or her age and years of service equals 80 (the “rule of 80”) when he or she retires from active employment with the Company, then a reduction factor is applied to the .47% (“excess”) portion of accrued benefit formula only; the 1.4% portion of the formula is unreduced. The excess is reduced by 3% for each year retirement precedes age 60. If a participant is eligible for Early Retirement but does not satisfy the rule of 80, then the participant’s entire accrued benefit will be reduced by 3% for each full year by which his retirement precedes his age 60. As of December 31, 2011, Mr. Allessio was retirement-eligible.

Internal Revenue Code Section 401(a)(17) limits earnings used to calculate qualified plan benefits to $245,000 for 2011. This limit was used in calculating the qualified plan benefits set forth in the table above.

Company Supplemental Executive Retirement Plan (SERP) Benefits

UIL Holdings’ supplemental retirement benefits come from three possible sources: (i) the UI SERP; (ii) the NEO’s employment agreement; and (iii) the CIC Plan II. Under the terms of the UI SERP, Messrs. Vallillo and Nicholas are entitled, upon their retirement, to a benefit equal to the difference between (A) what his annual retirement benefit would be under the UI Pension Plan, expressed as a life annuity commencing at the Participant’s Normal Retirement Date as defined in the UI Pension Plan without his compensation being limited by Section 401(a)(17) of the Code, and (B) what his annual benefit is under the UI Pension Plan with such compensation limit imposed. In calculating supplemental retirement benefits, short-term incentive compensation is included, but long-term incentive compensation is not. In addition, under the terms of the employment agreement for Mr. Vallillo, the benefit formula is enhanced from that available under the UI Pension Plan. Such enhancements consist of an increase in the benefit formula percentage multiplier and a modification to the lump sum calculation methodology. In 2011, Mr. Vallillo’s employment agreement was amended for purposes of calculating the value of his SERP benefit lump sum form of payment to use either the interest rate in effect on the date of retirement or the applicable interest rate from twelve months earlier, whichever results in a larger present value for Mr. Vallillo. Finally, under the terms of the CIC Plan II, in the event of a change in control (as defined under the CIC Plan II) followed by the actual or constructive termination of the executive’s employment within 24 months thereafter, Mr. Nicholas is credited with two additional years of service for purposes of computing a non-qualified deferred compensation benefit that is based on the UI Pension Plan formula. The value of the two additional years of service is calculated as the increase in the lump sum value of the UI Pension Plan and UI SERP benefit.

Under the terms of Mr. Vallillo’s employment agreement, upon his retirement he is entitled to an annual supplemental retirement benefit equal to 2.0% of his highest three-year average total salary and short term bonus compensation (uncapped by compensation limits contained in Section 401(a)(17) of the Code), multiplied by his years of actual service capped at 30, minus the annual benefit payable to him under the UI Pension Plan. As of December 31, 2011, Mr. Vallillo had over 30 years of actual service with the Company and its affiliates, so his UI SERP benefit, UI Pension Plan benefit and CIC Plan II pension benefit enhancement are calculated imposing the 30 year cap. Subject to the requirement of a six month delay in payment imposed by Section 409A of the Internal Revenue Code, Mr. Vallillo is entitled to receive his benefit in a lump sum that is the actuarial equivalent of an immediate life annuity payable on his retirement.

Since Mr. Torgerson and Ms. Randell were hired after the UI Pension Plan was amended to exclude newly hired employees from participation, they are also not participants in the UI SERP. Nor do their employment agreements provide for any supplemental executive retirement benefit.

UI maintains a “rabbi trust” which contains certain insurance policies and other assets, intended to help UI and UIL Holdings satisfy their respective obligations to executives under the UI SERP. The trust is also intended to assist UIL Holdings in meeting its obligations under the CIC Plan II in the event of a change in control of UIL Holdings.

Nonqualified Deferred Compensation Table

The following table provides information about our NEOs’ nonqualified deferred compensation as of December 31, 2011.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
James Torgerson - President and Chief Executive Officer	$809,206	$—	$795,197	$—	$3,774,469
Anthony Vallillo - Executive Vice President & Chief Operating Officer	$105,856	$—	$(32,424)	$—	$647,938
Richard Nicholas - Executive Vice President and Chief Financial Officer	$81,065	$—	$291,643	$—	$1,886,242
Linda Randell - SVP General Counsel & Chief Compliance Officer	$139,695	$—	$45,082	$—	$897,367
Robert Allessio - Vice President Gas Operations	$—	$—	$(115)	$—	$27,730

(1)	Amounts shown are included in the Summary Compensation Table.
(2)	Deemed investment results.

Nonqualified Deferred Compensation Table Narrative:

Under the UIL Holdings Corporation Deferred Compensation Plan (“DCP”), executives may elect to defer certain elements of compensation. These elements include up to 85% of base salary and 100% of increases in salary, 100% of short- and long-term incentive payments, and up to 100% of restricted shares and performance shares (deferred in the form of stock units). Such deferrals are not matched by employer contributions although the Plan does allow for discretionary employer contributions. Except for those deferrals deemed invested in stock units, participants in the DCP are permitted to direct investments of their elective deferral accounts into ‘deemed’ investments consisting of non-publicly traded mutual funds available through variable insurance products. The rate of the return on their investments is measured by the actual rate of return of the selected investments, reduced by fund management fees and fund expenses and no above-market earnings are credited.

The Berkshire Gas Company Nonqualified Retirement Savings Plan is closed to new contributions. The balance shown for Mr. Allessio is from that plan. Under the UIL Holdings Deferred Compensation Plan for Selected Employees, certain executives may defer up to 100% of compensation. This plan does not allow for employer contributions.

With respect to the fiscal year ended December 31, 2011, the deemed investments under the DCP earned the following rates of return:

UIL Holdings Corporation Deferred Compensation Plan

Performance of Investment Choices

Investment Choices	2011 Year-To-Date
Money Market
NVIT Money Market – Class V	0.0%

Short-Term Bond
PIMCO VIT Low Duration – Admin Shares	1.1%

Intermediate-Term Bond
PIMCO VIT Total Return – Admin Shares	3.6%

High Yield Bond
Federated NVIT High Income Bond – Class I	3.8%

Lifestyle
NVIT Inv Dest Conservative – Class 2	2.9%
NVIT Inv Dest Moderately Conservative – Class 2	2.1%
NVIT Inv Dest Moderate - Class 2	0.0%
NVIT Inv Dest Moderately Aggressive – Class 2	-2.1%
NVIT Inv Dest Aggressive – Class 2	-3.9%

Large Cap Value
T. Rowe Price Equity Income – Class II	-1.0%

Large Cap Blend
Dreyfus Stock Index – Initial Shares	1.9%

Large Cap Growth
Oppenheimer Capital Appreciation VA – Non-Service Shares	-1.2%

Mid Cap Value
Goldman Sachs VIT Mid Cap Value	-6.4%

Mid Cap Blend
NVIT Mid Cap Index – Class I	-2.5%

Mid Cap Growth
T. Rowe Price Mid Cap Growth – Class II	-1.5%

Small Cap Value
Royce Capital Micro-Cap – Investment Class	-12.1%

Small Cap Blend
Dreyfus IP Small Cap Stock Index – Service Shares	0.6%

Small Cap Growth
NVIT Multi-Manager Small Cap Growth – Class I	-0.7%

World Stock
Oppenheimer Global Securities VA – Non-Service Shares	-8.3%

Foreign Large Growth
American Century VP International – Class I	-12.0%

Diversified Emerging Markets
NVIT Emerging Markets – Class I	-22.4%

Stock
UIL Holdings Corporate Stock	24.9%

Important Information about Fund Performance: For Mutual Funds - The historical performance results reported are net of investment management fees (the expense ratio). There is no deduction for sales charges or deferred loads, if any. For Insurance Funds - The historical performance results reported are net of fund expenses, including investment management fees (the expense ratio), and administrative charges where applicable. Results are historical only and are not intended to portray future performance. Actual investment crediting returns will fluctuate. Results are developed from sources believed to be reliable, but accuracy of data cannot be guaranteed. Funds available through variable insurance products are not publicly traded mutual funds. This report does not represent an offer to purchase or sell securities. The timeliness of these monthly historical reports is contingent upon when information is received by MullinTBG.

Footnotes:

A. Performance returns of the Money Market Fund are neither insured nor guaranteed by the FDIC or any other government agency. Although the Money Market Fund seeks to maintain a Net Asset Value (NAV) of $1.00, the NAV may change (up or down) with the value of the investments in this fund.

Unit prices are obtained from outside sources; MullinTBG cannot guarantee accuracy, completeness or timeliness of this information.

The Investment Category is derived either from Morningstar or the insurance carrier.

© 2012 MullinTBG. All Rights Reserved

Deferrals of restricted shares and performance shares are deemed invested in Company stock units as of the date that the shares would otherwise vest. The rate of return of the stock units is determined by UIL Holdings stock price. With the exception of restricted stock units and stock units attributable to vested performance shares, which must remain deemed invested in UIL Holdings stock, participants can change their investment directions with respect to their nonqualified deferred compensation accounts on a daily basis.

At the same time that a DCP participant makes a deferral election with respect to a particular year, he or she must also elect the timing and form of payment from among the options available under the DCP. These options include distribution in a specific future year as a scheduled ‘in-service withdrawal’ and distribution after employment ends due to retirement, termination or disability. Unscheduled withdrawals are not permitted; however, ‘hardship’ distributions for unforeseeable emergencies such as sudden or unexpected illness or accident of the participant or his or her dependent or casualty losses are permitted. Scheduled in-service distributions may commence as soon as 3 years after the end of the year in which the deferral is effective and, in accordance with the timely election of the participant, may be paid either in a lump sum or in annual installments over a 2 to 5 year period from the distribution commencement date. Distribution upon retirement, termination or disability will be paid in a lump sum if the participant’s account balance is $10,000 or less. If timely elected by the participant and the account balance is over $10,000, distributions may be made in installments over a 5, 10 or 15 year period. The commencement of distributions is subject to a 6 month delay for key employees in order to comply with Section 409A of the Internal Revenue Code. Any change in an election governing the timing of distributions or form of payment must be filed at least one year prior to the date the distribution would otherwise have commenced, must further delay commencement of the distribution by at least 5 years, and cannot be given effect until one year after the new ‘change’ election is filed.

The deferrals that participants make under the DCP and earnings thereon are general unsecured obligations of the Company, and DCP participants thus are unsecured creditors of the Company. The Company has established a “rabbi trust” to help with payment of DCP balances to plan participants, particularly in the event of a change in control of the Company. In the event of the insolvency or bankruptcy of the Company, any assets in this trust will be marshaled and held for the benefit of the Company’s general creditors.

Payments upon Termination or Change in Control

Messrs. Torgerson, Vallillo and Nicholas and Ms. Randell each has an employment agreement that provides for certain severance payments and benefits in the event that he or she has an involuntary separation from service without cause, due to a breach of his or her employment agreement by the employer, or upon the non-renewal of the NEO’s employment agreement at the election of the employer. Mr. Allessio does not have an employment agreement with the Company. In addition, in the event of an involuntary separation from service without cause or due to a breach of an employment agreement by the employer within 24 months following a change in control, each NEO is entitled to severance payments and benefits payable under the CIC Plan II. Each executive is also entitled to certain benefits in the event of termination due to retirement, death or disability. These payments and benefits are more fully described below.

Termination Benefits for Named Executive Officers

The tables below provide an estimate of the payments that would be made to each of the NEOs under various termination scenarios. The amounts shown are estimates assuming that such termination was effective as of December 31, 2011. The actual amounts to be paid can only be determined at the time of such individual’s termination of employment from the Company.

James P. Torgersons Benefits and Payments Upon Termination	Voluntary Termination ($)	Early Retirement, Disability or Death ($)	Involuntary Separation from Service without Cause or for Good Reason ($)	For Cause Termination ($)	Involuntary Separation from Service without Cause or for Good Reason within 24 months following CIC ($)
Severance	$0	$0	$1,181,250	$0	$2,025,000
Annual Incentive	$0	$653,100	$653,100	$0	$653,100
Long-Term Incentive	$0	$3,904,537	$0	$0	$3,904,537
UI SERP	$0	$0	$0	$0	$0
Post-termination Medical and Life Ins.	$0	$0	$17,735	$0	$17,735
Continuation of Other Benefits	$0	$0	$0	$0	$16,500
280G Tax Gross-up	$0	$0	$0	$0	$0
Total:	$0	$4,557,637	$1,852,085	$0	$6,616,872

If Mr. Torgerson had an involuntary separation from service without cause or on account of a breach of his employment agreement by the Company (i.e., for “Good Reason”), as of December 31, 2011, he would have been entitled to the following: (i) his annual incentive earned for 2011 paid in a lump sum; (ii) lump sum severance equal to the sum of one year of his annual base salary immediately prior to the date of his termination (“Base Salary”) plus one times his target annual short-term incentive compensation calculated as if he had been employed on the last day of the year of his termination (“Annual Incentive Compensation”); and (iii) participation in the Company’s medical and dental plans for the COBRA continuation period on the same basis as if he were an active employee. In the event the involuntary separation from service was on account of non-renewal of his employment agreement, the lump sum severance payment would have been reduced to be equal to six months of Mr. Torgerson’s Base Salary, and the subsidized medical and dental benefits would not have been provided. In order to receive severance and other benefits, Mr. Torgerson is required to execute a general release and adhere to the non-compete, confidentiality and non-solicitation provisions in his employment agreement.

If Mr. Torgerson were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under the CIC Plan II he would be entitled to receive a lump sum severance payment equal to three times his Base Salary, minus his Target Total Remuneration. (Target Total Remuneration is one times Base Salary plus one times Annual Incentive Compensation, plus the amount of the most recently approved target long-term incentive award.) In addition, Mr. Torgerson would be entitled to (i) participate in the Company’s medical and dental plans during the COBRA continuation period on the same terms as an active employee; (ii) a lump sum payment (in lieu of continued participation in the other welfare benefit plans of the Company) equal to three times the “welfare benefit supplement” amount (determined by the CEDC, presently $5,500); and (iii) a full gross-up for any excise tax imposed as a result of any excess parachute payment as determined under Section 280G of the Internal Revenue Code. However, as of December 31, 2011, no excess parachute payment would have existed and, accordingly, no gross-up would have been required. In order to receive severance and other benefits under the CIC Plan II, Mr. Torgerson is required to execute a general release and adhere to the non-compete, confidentiality and non-solicitation restrictions in his employment agreement. Also, if Mr. Torgerson were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under his employment agreement he would be entitled to payments on account of a covenant not to compete equal to one times his Target Total Remuneration, paid out over a twelve month period in equal fixed monthly installments (subject to delay to the extent required under Section 409A of the Internal Revenue Code).

If Mr. Torgerson died, retired, or otherwise terminated his employment due to disability (as defined in his employment agreement), he (or his beneficiary) would be entitled to (i) his annual incentive compensation (pro rated to the date of termination) paid in a lump sum; and (ii) any long-term incentive awards, paid at the end of the performance period (if earned). If Mr. Torgerson voluntarily terminated his employment (not on account of breach by the Company), he would not be entitled to severance or continued subsidized medical and dental coverage, and would forfeit his annual incentive compensation and long-term incentive awards that were not yet earned. Under all termination scenarios, Mr. Torgerson (or his beneficiary) would be entitled to receive any accrued vested benefits under the UI KSOP and the UIL Holdings Corporation Deferred Compensation Plan, in accordance with their terms.

Anthony J. Vallillo Benefits and Payments Upon Termination	Voluntary Termination ($)	Early Retirement, Disability or Death* ($)	Involuntary Separation from Service without Cause or for Good Reason ($)	For Cause Termination ($)	Involuntary Separation from Service without Cause or for Good Reason within 24 months following CIC ($)
Severance	$0	$0	$1,419,000	$0	$1,419,000
Annual Incentive	$360,600	$360,600	$360,600	$0	$360,600
Long-Term Incentive	$2,018,997	$2,018,997	$0	$0	$2,018,997
UI SERP	$3,544,697	$3,544,697	$3,544,697	$0	$3,544,697
Post-termination Medical and Life Ins.	$126,739	$126,739	$126,739	$126,739	$126,739
Continuation of Other Benefits	$0	$0	$0	$0	$11,000
280G Tax Gross-up	$0	$0	$0	$0	$0
Total:	$6,051,033	$6,051,033	$5,451,036	$126,739	$7,481,033

*	The amount shown for the UI SERP relates only to Early Retirement or Disability; the amount payable upon death would have been $1,776,000.

If Mr. Vallillo had an involuntary separation from service without cause, for Good Reason, or because his employment agreement was not renewed, as of December 31, 2011, Mr. Vallillo would have been entitled to the following: (i) his annual incentive earned for 2011 paid in a lump sum; (ii) lump sum severance equal to (A) two times the sum of his Base Salary plus his Annual Incentive Compensation, minus (B) his Target Total Remuneration; and (iii) participation in the Company’s medical and dental plans for the COBRA continuation period on the same basis as if he were an active employee. Mr. Vallillo would also be entitled to payments on account of a covenant not to compete equal to one times his Target Total Remuneration, paid out over a twelve month period in equal fixed monthly installments (subject to delay to the extent required under Section 409A of the Internal Revenue Code). In order to receive severance and other benefits, Mr. Vallillo is required to execute a general release and adhere to the non-compete, confidentiality and non-solicitation provisions in his employment agreement.

If Mr. Vallillo were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under the CIC Plan II he would be entitled to receive a lump sum severance payment equal to (A) two times the sum of his Base Salary plus his Annual Incentive Compensation, minus (B) his Target Total Remuneration. In addition, Mr. Vallillo would be entitled to (i) participate in the Company’s medical and dental plans during the COBRA continuation period on the same terms as an active employee; (ii) a lump sum payment equal to two times the “welfare benefit supplement” amount; and (iii) two additional years of service credit for purposes of calculating his benefits payable under the UIL Holdings retiree medical benefit plans and the UI SERP. In order to receive severance and other benefits under the CIC Plan II, Mr. Vallillo is required to execute a general release and adhere to the non-compete, confidentiality and non-solicitation restrictions in his employment agreement. Also, if Mr. Vallillo were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under his employment agreement he would be entitled to payments on account of a covenant not to compete equal to one times his Target Total Remuneration, paid out over a twelve month period in equal fixed monthly installments (subject to delay to the extent required under Section 409A of the Internal Revenue Code).

If Mr. Vallillo died, retired, or otherwise terminated his employment due to disability (as defined in his employment agreement), he (or his beneficiary) would be entitled to (i) his annual incentive compensation (pro rated to date of termination) paid in a lump sum; and (ii) any long term incentive awards, paid at the end of the performance period (if earned). Under the terms of Mr. Vallillo’s employment agreement, if he were to voluntarily terminate his employment (not on account of breach by the Company), he would not be entitled to severance or continued subsidized medical and dental coverage, and would forfeit his annual incentive compensation and long term incentive awards that were not yet earned. However, Mr. Vallillo has satisfied the age and service requirements for retirement. Under all termination scenarios, Mr. Vallillo (or his beneficiary) would be eligible to receive his vested accrued benefits under the UI KSOP, the UI Pension Plan and the UIL Holdings Corporation Deferred Compensation Plan, in accordance with their terms, and retiree medical and life insurance benefits. Under all termination scenarios, other than a termination for cause, Mr. Vallillo (or his beneficiary) would be eligible for benefits under the UI SERP, in accordance with the terms of that plan.

Richard J. Nicholas Benefits and Payments Upon Termination	Voluntary Termination ($)	Early Retirement, Disability or Death* ($)	Involuntary Separation from Service without Cause or for Good Reason ($)	For Cause Termination ($)	Involuntary Separation from Service without Cause or for Good Reason within 24 months following CIC ($)
Severance	$0	$0	$1,035,000	$0	$1,035,000
Annual Incentive	$222,500	$222,500	$222,500	$0	$222,500
Long-Term Incentive	$1,167,974	$1,167,974	$0	$0	$1,167,974
UI SERP / Pension Supplement	$341,403	$341,403	$462,724	$0	$462,724
Post-termination Medical and Life Ins.	$10,241	$10,241	$27,215	$10,241	$27,215
Continuation of Other Benefits	$0	$0	$0	$0	$11,000
280G Tax Gross-up	$0	$0	$0	$0	$0
Total:	$1,742,118	$1,742,118	$1,747,439	$10,241	$2,926,413

*	The amount shown for the UI SERP relates only to Disability; the amount payable upon death would have been $241,000.

If Mr. Nicholas had an involuntary separation from service without cause, for Good Reason, or because his employment agreement was not renewed, as of December 31, 2011, Mr. Nicholas would have been entitled to the following: (i) his annual incentive earned for 2011 paid in a lump sum; (ii) lump sum severance equal to (A) two times the sum of his Base Salary plus his Annual Incentive Compensation, minus (B) his Target Total Remuneration; (iii) a supplemental lump sum payment that is actuarially equivalent to the amount by which the value of his accrued benefit under the UI Pension Plan would have increased had he been credited with two (2) additional years of service; and (iv) participation in the Company’s medical and dental plans for the COBRA continuation period on the same basis as if he were an active employee. Mr. Nicholas would also be entitled to payments on account of a covenant not to compete equal to one times his Target Total Remuneration, paid out over a twelve month period in equal fixed monthly installments (subject to delay to the extent required under Section 409A of the Internal Revenue Code). In order to receive severance and other benefits, Mr. Nicholas is required to execute a general release and adhere to the non-compete, confidentiality and non-solicitation provisions in his employment agreement.

If Mr. Nicholas were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under the CIC Plan II he would be entitled to receive a lump sum severance payment equal to (A) two times the sum of his Base Salary plus his Annual Incentive Compensation, minus (B) his Target Total Remuneration. In addition, Mr. Nicholas would be entitled to (i) participate in the Company’s medical and dental plans during the COBRA continuation period on the same terms as an active employee; (ii) a lump sum payment equal to two times the “welfare benefit supplement” amount; (iii) a supplemental lump sum payment that is actuarially equivalent to the amount by which the value of his accrued benefit under the UI Pension Plan would have increased had he been credited with two (2) additional years of service; (iv) two additional years of service credit for purposes of calculating his benefits payable under the UIL Holdings retiree medical benefit plans; and (v) a full gross-up for any excise tax imposed as a result of any excess parachute payment as determined under Section 280G of the Internal Revenue Code. However, as of December 31, 2011, no excess parachute payment would have existed and, accordingly, no gross-up would have been required. In order to receive severance and other benefits under the CIC Plan II, Mr. Nicholas is required to execute a general release and adhere to the non-compete, confidentiality and non-solicitation restrictions in his employment agreement. Also, if Mr. Nicholas were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under his employment agreement he would be entitled to payments on account of a covenant not to compete equal to one times his Target Total Remuneration, paid out over a twelve month period in equal fixed monthly installments (subject to delay to the extent required under Section 409A of the Internal Revenue Code).

If Mr. Nicholas died, retired, or otherwise terminated his employment due to disability (as defined in his employment agreement), he (or his beneficiary) would be entitled to (i) his annual incentive compensation (pro-rated to date of termination) paid in a lump sum; and (ii) any long term incentive awards, paid at the end of the performance period (if earned). If Mr. Nicholas voluntarily terminated his employment (not on account of breach by the Company), he would not be entitled to severance or continued subsidized medical and dental coverage, and would forfeit his annual incentive compensation and long term incentive awards that were not yet earned. However, Mr. Nicholas has satisfied the age and service requirements for retirement. Under all termination scenarios, Mr. Nicholas (or his beneficiary) would be eligible to receive his vested accrued benefits under the UI KSOP, the UI Pension Plan and the UIL Holdings Corporation Deferred Compensation Plan, in accordance with their terms. Under all termination scenarios, other than a termination for cause, Mr. Nicholas (or his beneficiary) would be eligible for retiree medical and life insurance benefits and benefits under the UI SERP, in accordance with the terms of the respective plans.

Linda L. Randell Benefits and Payments Upon Termination	Voluntary Termination ($)	Early Retirement, Disability or Death ($)	Involuntary Separation from Service without Cause or for Good Reason ($)	For Cause Termination ($)	Involuntary Separation from Service without Cause or for Good Reason within 24 months following CIC ($)
Severance	$0	$0	$455,300	$0	$628,000
Annual Incentive	$0	$182,300	$182,300	$0	$182,300
Long-Term Incentive	$0	$1,051,253	$0	$0	$1,051,253
UI SERP	$0	$0	$0	$0	$0
Post-termination Medical and Life Ins.	$0	$0	$8,715	$0	$8,715
Continuation of Other Benefits	$0	$0	$0	$0	$5,500
280G Tax Gross-up	$0	$0	$0	$0	$0
Total:	$0	$1,233,553	$646,315	$0	$1,875,768

If Ms. Randell had an involuntary separation from service without cause or for Good Reason, as of December 31, 2011, she would have been entitled to the following: (i) her annual incentive earned for 2011 paid in a lump sum; (ii) lump sum severance equal to one year of her Base Salary plus one times her Annual Incentive Compensation; and (iii) participation in the Company’s medical and dental plans for the COBRA continuation period on the same basis as if she were an active employee. In the event the involuntary separation from service was on account of non-renewal of her employment agreement, the lump sum severance payment would have been reduced to be equal to six months of Ms. Randell’s Base Salary, and the subsidized medical and dental benefits would not have been provided. In order to receive severance and other benefits, Ms. Randell is required to execute a general release and adhere to the non-compete, confidentiality and non-solicitation provisions in her employment agreement.

If Ms. Randell were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under the CIC Plan II, she would be entitled to receive a lump sum severance payment equal to two times her Base Salary, minus her Target Total Remuneration. In addition, Ms. Randell would be entitled to (i) participate in the Company’s medical and dental plans during the COBRA continuation period on the same terms as an active employee, (ii) a lump sum payment equal to one times the “welfare benefit supplement” amount, and (iii) a full gross-up for any excise tax imposed as a result of any excess parachute payment as determined under Section 280G of the Internal Revenue Code. However, as of December 31, 2011, no excess parachute payment would have existed and, accordingly, no gross-up would have been required. In order to receive severance and other benefits under the CIC Plan II, Ms. Randell is required to execute a general release and adhere to the non-compete, confidentiality and non-solicitation restrictions in her employment agreement. Also, if Ms. Randell were to have an involuntary separation from service without cause or for Good Reason within two years following a change in control of UIL Holdings, under her employment agreement she would be entitled to payments on account of a covenant not to compete equal to one times her Target Total Remuneration, paid out over a twelve month period in equal fixed monthly installments (subject to delay to the extent required under Section 409A of the Internal Revenue Code).

If Ms. Randell died, retired, or otherwise terminated her employment due to disability (as defined in her employment agreement), she (or her beneficiary) would be entitled to (i) her annual incentive compensation (pro rated to date of termination) paid in a lump sum, and (ii) any long-term incentive awards, paid at the end of the performance period (if earned). If Ms. Randell voluntarily terminated her employment (not on account of breach by the Company), she would not be entitled to severance or continued subsidized medical and dental coverage, and would forfeit her annual incentive compensation and long-term incentive awards that were not yet earned. Under all termination scenarios, Ms. Randell (or her beneficiary) would be entitled to receive her accrued vested benefits under the UI KSOP and the UIL Holdings Corporation Deferred Compensation Plan, in accordance with their terms.

Robert M. Allessio Benefits and Payments Upon Termination	Voluntary Termination ($)	Early Retirement, Disability or Death ($)	Involuntary Separation from Service without Cause or for Good Reason ($)	For Cause Termination ($)	Involuntary Separation from Service without Cause or for Good Reason within 24 months following CIC ($)
Severance	$0	$0	$0	$0	$512,325
Annual Incentive	$0	$114,200	$0	$0	$114,200
Long-Term Incentive	$0	$182,247	$0	$0	$182,247
Value in lieu of SERP or Excess Plan	$2,357,000	$2,357,000	$2,357,000	$2,357,000	$2,357,000
Post-termination Medical and Life Ins.	$0	$0	$0	$0	$25,733
Continuation of Other Benefits	$0	$0	$0	$0	$0
280G Tax Gross-up	$0	$0	$0	$0	$0
Total:	$2,357,000	$2,653,447	$2,357,000	$2,357,000	$3,191,505

If Mr. Allessio were to have an involuntary separation from service without Cause or for Good Reason within two years following a change in control of UIL Holdings, under the CIC Plan II, he would be entitled to receive a lump sum severance payment equal to one and one-half times his Base Salary. In addition, Mr. Allessio would be entitled to (i) participate in the Company’s medical and dental plan during the COBRA continuation periods on the same terms as an active employee, and (ii) a lump sum payment equal to one and one-half times the “welfare benefit supplement” amount.

If Mr. Allessio died, retired, or otherwise terminated his employment due to disability, he (or his beneficiary) would be entitled to (i) his annual incentive compensation (pro-rated to the date of termination) paid in a lump sum; and (ii) any long-term incentive awards, paid at the end of the performance period (if earned). Under all termination scenarios, Mr. Allessio (or his beneficiary) would be eligible to receive his vested accrued benefits under The Berkshire Gas Company 401(k), the BGCPP and The Berkshire Gas Company Non-Qualified Retirement Savings Plan, in accordance with their terms.

Based on an agreement with his previous employer, Mr. Allessio is eligible for a single sum payment 6 months following his separation from service for any reason. This payment is in lieu of supplemental retirement benefits Mr. Allessio had accrued during his prior service with the Gas Companies. Mr. Allessio does not participate in any supplemental pension benefit programs.

Non-competition and Non-solicitation Covenants

All the NEOs are bound by non-competition and non-solicitation covenants for a period of twelve months from termination. In order to receive severance payments and other benefits upon a termination without cause, or termination following a change in control, the executive is required to comply with a provision that prohibits the executive for twelve months from (i) becoming employed by, entering into a consulting arrangement with or otherwise performing services for a competitor; (ii) diverting business, directly or indirectly, from the Company or any affiliate, or interfering with customer or supply relationships; or (iii) attempting to interfere with the Company’s relationships with its employees. The definition of a “competitor” is tailored to the particular business of the executive’s direct employer (e.g., UIL Holdings, UI). Further, the NEO is required to maintain the confidentiality of the Company’s methods of doing business, marketing and strategic business plans, customer lists and the like.

These provisions survive the termination of the NEO’s employment agreement. A breach will result in the forfeiture of any termination or change-of-control payments or benefits then still owing to the NEO, and the Company expressly reserves the right to seek injunctive relief.

DIRECTOR COMPENSATION

The following table details the total compensation of the Company’s non-employee directors for the year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Thelma R. Albright	$44,741	$125,878					$170,619
Arnold L. Chase	$38,908	$125,878					$164,786
Betsy Henley-Cohn	$45,741	$125,878					$171,619
Suedeen G. Kelly	$22,500	$92,990					$115,490
John L. Lahey	$67,000	$203,322					$270,322
Daniel J. Miglio	$44,908	$125,878					$170,786
William F. Murdy	$49,074	$125,878					$174,952
Donald R. Shassian	$48,074	$125,878					$173,952
James A. Thomas	$21,241	$32,888					$54,129

“Fees Earned or Paid in Cash” (column (b)) amounts shown include an annual retainer fee and committee chair and meeting fees.

“Stock Awards” (column (c)) amounts reflect the grant date fair value of the 2011 equity grants made in April and May 2011.

Directors who are employees of UIL Holdings or its subsidiaries receive no compensation for their service as directors and are compensated in accordance with UIL Holdings’ executive compensation policy and objectives. UIL Holdings’ policy and objectives in establishing director compensation are to provide overall compensation that is designed to pay directors fairly for the time and work required for a director of a company of UIL Holdings’ size and scope, and align directors’ interests with the long-term interests of shareowners.

After discussion and review, the Board determined at its April 5, 2011 meeting that no changes would be made to the amount and composition of directors’ compensation, however changes in the timing of payments and vesting period were approved and subsequently implemented. Such changes were as follows:

•	The compensation period changed from a calendar year period to an approximate one-year period commencing at the annual shareowners meeting and ending at the next annual shareowners meeting;

•

The equity portion of Directors’ compensation made in the form of an annual equity grant of restricted stock is now granted in May of each year, at the organizational Board of Directors meeting following the annual meeting of shareowners; and

•	The equity grants, which previously had a three-year vesting period, now vest on the date of the subsequent year’s annual meeting of the shareowners.

The Director compensation structure is discussed in detail in the following paragraphs.

Director compensation has two components: a cash component and an equity component. Non-employee directors, other than the Non-Executive Chair of the Board, are compensated with an annual retainer fee of $21,000 (paid in the form of four equal quarterly payments of $5,250); meeting fees of $1,000 for each meeting of the Board of Directors and each meeting of a committee of the Board of Directors attended by the committee member; and an annual equity grant of restricted stock in May valued at $93,000 on the date of grant. The chair fee for the Audit Committee and the Compensation and Executive Development Committee is $10,000; the chair fee for the other Board committees is $5,000. Mr. Lahey receives $200,000 as Non-Executive Chair, payable in cash of $67,000 and equity valued at $133,000 on the date of grant. The cash portion of the Non-Executive Chair’s compensation is pro-rated and paid monthly. The Non-Executive Chair is not paid additional meeting fees or a fee for chairing the Executive Committee.

The changes to the timing of payments of director compensation were implemented in 2011. For the service period from January 1, 2011 through May 9, 2011, directors, other than the Non-Executive Chair and Ms. Kelly (who was elected as a director in May 2011), each received:

•	$32,869 in pro-rated equity grants in April 2011. This resulted in the grant of 1,069 shares of restricted stock. These grants vested at the 2011 annual shareowners meeting held on May 10, 2011;

•	$7,241 in pro-rated cash compensation paid in April 2011; and

•	Cash payment paid in April 2011 for one-third of the annual committee chairs’ fees.

In May 2011, equity grants of restricted stock valued at $93,000 were made to each non-employee director, other than the Non-Executive Chair. This resulted in the grant of 2,775 shares of restricted stock to each non-employee director. Also in May 2011, the revised timing of the cash component of the directors’ compensation, as described above, commenced.

In April 2011, the Non-Executive Chair, received $47,005 in pro-rated equity grants for the service period from January 1, 2011 through May 9, 2011. This resulted in the grant of 1,528 shares of restricted stock. These grants vested at the 2011 annual meeting of the shareowners held on May 10, 2011. In May 2011, an equity grant of restricted stock valued at $133,000 was made to the Non-Executive Chair. This resulted in the grant of 3,696 shares of restricted stock. There were no revisions to the timing of the cash components of the Non-Executive Chair.

In addition, the pro-rated equity grant for the 2010 time period that Mr. Lahey served as Non-Executive Chair was issued in the first quarter of 2011.

The 2011 equity grants were made under the 2008 Stock Plan. Grants of restricted stock include the right to receive dividend payments after the date of grant. Directors had the option to defer receipt of these shares, in which case such director received a credit to his or her restricted stock units in the DCP. If the director did not timely defer receipt of the restricted shares, then the shares granted in May 2011 will vest on May 15, 2012, the date of the 2012 annual shareowners meeting (or earlier, upon the director’s death, disability, retirement or termination with the consent of the Company). The Company does not provide pension benefits to non-employee directors, and does not provide above market earnings on any compensation deferred by directors. Non-employee directors are provided travel/accident insurance coverage in the amount of $200,000.

UIL Holdings Corporation Non-Employee Directors Common Stock and Deferred Compensation Plan

The Company also maintains the UIL Holdings Corporation Non-Employee Directors Common Stock and Deferred Compensation Plan (the “Director Plan”). The purpose of the Director Plan is to allow non-employee directors to defer the payment of fees for service as a director and to provide a mechanism for payment of such director compensation in shares of UIL Holdings common stock. Under the Director Plan, a non-employee director may elect to defer receipt of all or part of (i) his or her retainer fee, (ii) his or her committee chair fees, and/or (iii) his or her meeting fees. All amounts deferred are credited when payable, at the director’s election, to either the director’s cash account or to the director’s stock account (in a number of whole and fractional stock units based on the market value of UIL Holdings common stock on the date the fee is payable) in the Director Plan. The cash accounts accrue interest at the Citibank, N.A. prime rate in effect at the beginning of each month. The stock accounts are credited from time to time with additional stock units that correspond to the cash dividend equivalents that would have been paid on the shares of UIL Holdings common stock represented by the stock units in each account. All amounts credited to a non-employee director’s cash account or stock account in the Director Plan are at all times fully vested and non-forfeitable, and are payable only upon termination of such director’s service on the Board of Directors. At that time, the cash account is payable in cash and the stock account is payable in an equivalent number of shares of UIL Holdings common stock.

The table below represents outstanding restricted stock shares and option awards held by the non-employee directors as of December 31, 2011. It does not include other shares owned by the non-employee directors free of restrictions. A complete listing of equity ownership can be found in the Stock Ownership of Directors and Officers section of this proxy.

Director’s Name	Restricted Stock	Options
Thelma R. Albright	30,995	—
Arnold L. Chase	10,232	7,500
Betsy Henley-Cohn	10,232	—
Suedeen G. Kelly	2,775	—
John L. Lahey	33,558	—
Daniel J. Miglio	10,232	7,500
William F. Murdy	30,995	7,500
Donald R. Shassian	10,232	—

BOARD OF DIRECTORS

REPORT OF THE AUDIT COMMITTEE*

The Audit Committee of the Board of Directors (“Audit Committee”) is responsible for providing independent, objective oversight of UIL Holdings’ accounting functions and internal controls. The Audit Committee is comprised of a minimum of three independent directors, and acts under a written charter. The Audit Committee Charter meets the current requirements of the Securities and Exchange Commission and The New York Stock Exchange and is posted on the Company’s website, www.uil.com.

UIL Holdings’ management, including its internal audit staff, is responsible for UIL Holdings’ internal financial controls and the financial reporting process. UIL Holdings’ independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of UIL Holdings’ consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee’s meetings are structured and conducted to facilitate and encourage open communications among the Audit Committee members, between the Audit Committee and UIL Holdings’ internal audit staff, between the Audit Committee and PricewaterhouseCoopers LLP, and between the Audit Committee and UIL Holdings’ executive management. During these meetings, the Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the quarterly financial statements included in quarterly reports on Form 10-Q filed with the Securities and Exchange Commission during the year ended December 31, 2011, and audited financial statements for the year ended December 31, 2011. Discussions with PricewaterhouseCoopers LLP have also included the matters required to be discussed by Public Company Accounting Oversight Board AU 380 (Communications with Audit Committees). PricewaterhouseCoopers LLP has also provided to the Audit Committee the written disclosures required by the Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence), and the Audit Committee has discussed with PricewaterhouseCoopers LLP that firm’s independence.

The Audit Committee Charter authorizes a policy whereby if additional audit service is necessary from our independent registered public accounting firm, and the timing is such that it should be undertaken before the next Audit Committee meeting, and the aggregate dollar amount for the year is less than one hundred thousand dollars, approval will be sought from the Audit Committee Chair before any engagement commences. If approved by the Audit Committee Chair, the full Audit Committee will be notified of the engagement at the next regularly scheduled Audit Committee meeting. In 2011, the Audit Committee approved all of the services in advance for which PricewaterhouseCoopers LLP billed UIL Holdings.

Based on its reviews and discussions with UIL Holdings’ management, including its internal audit staff, and with PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board of Directors that UIL Holdings’ audited financial statements for the year ended December 31, 2011, be approved and included in UIL Holdings’ Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Audit Committee has also selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011, which is being presented to shareowners for ratification at the Annual Meeting of the Shareowners.

Submitted by:

Donald R. Shassian (Chair)

Thelma R. Albright

Betsy Henley-Cohn

William F. Murdy

*

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

For the years ended December 31, 2011 and December 31, 2010, UIL Holdings paid PricewaterhouseCoopers LLP the following fees for services rendered:

	2011	2010
Audit Fees and Expenses:
UIL audit fees	$1,240,000	$1,197,000
Acquisition transaction related fees	—	1,236,000
Audit-Related Services Fees	—	—
Tax Fees	50,165	176,000
All Other Fees	1,818	1,500

Total Fees and Expenses	$1,291,983	$2,610,500

Audit Fees and Expenses

UIL audit fees relate to the audit of UIL Holdings’ annual financial statements for the years ended December 31, 2011 and 2010 and for review of the quarterly financial statements included in UIL Holdings’ Quarterly Reports on Form 10-Q for the same periods. Audit Fees and Expenses also include the audits of the Connecticut Natural Gas Corporation (CNG), The Southern Connecticut Gas Company (SCG) and The Berkshire Gas Company (Berkshire) annual financial statements for the years ended December 31, 2011 and 2010. It also includes work performed to attest and report on the Sarbanes-Oxley Act of 2002, Section 404, in accordance with the Public Company Accounting Oversight Board Auditing Standard. For 2011, Audit Fees and Expenses include procedures to prepare comfort letters in connection with Southern Connecticut Gas Company’s August 2011 private placement offering. For 2010, Audit Fees and Expenses include procedures to prepare comfort letters in connection with UI’s April 2010 private placement offering and remarketing of pollution control bonds.

For 2010, Acquisition transaction related fees include work performed relating to SCG, CNG and Berkshire (the “Gas Companies”) which were acquired from Iberdrola USA, Inc. on November 16, 2010. This includes the performance of purchase accounting procedures and valuation of purchase price to assets and liabilities of the Gas Companies. It also includes services related to the review of pro-forma financial statements, three separate Form 8-Ks, and for procedures to prepare comfort letters in connection with the issuance of equity securities and debt financings directly related to the transaction. Such fees also include certain audit procedures over the opening balance sheet for the Gas Companies. Fees of approximately $791,000 of the total $1,236,000 were incurred by Iberdrola USA, Inc. for services performed related to the acquisition of the Gas Companies prior to UIL Holdings’ ownership of them and for comfort letters of historical information. These fees were subsequently reimbursed to Iberdrola USA, Inc. by UIL Holdings pursuant to the purchase and sale agreement between UIL Holdings and Iberdrola USA, Inc.

Tax Fees

Included in the “Tax Fees” category for 2011 are services performed in connection with the Transaction Costs Analysis project which assessed the tax deductibility of certain transaction costs related to the acquisition. Fees in 2010 are for services performed by PricewaterhouseCoopers LLP associated with the repairs and maintenance study that resulted in certain tax benefits to the Company.

Audit Committee Pre-Approval Policy and Procedures

The Audit Committee must review and pre-approve any audit and non-audit services and relationships with PricewaterhouseCoopers LLP, our independent registered public accounting firm, consistent with procedures adopted by the Audit Committee, which must be in compliance with applicable law, regulations, and rules of The New York Stock Exchange. In conducting reviews of audit and non-audit services, the Audit Committee will determine whether the provision of such services would impair PricewaterhouseCoopers LLP’s independence and will only pre-approve services that it believes will not impair PricewaterhouseCoopers LLP’s independence. The Chair of the Audit Committee may pre-approve specific services, subject to limitation, and advise the full Audit Committee of such approval at the next regularly scheduled Audit Committee meeting. All services rendered by PricewaterhouseCoopers LLP in 2010 and 2011 were pre-approved pursuant to this process.

PROPOSAL NO. 2 – RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board of Directors, at a meeting held on February 13, 2012, voted to employ the firm of PricewaterhouseCoopers LLP to perform an audit of the books and affairs of UIL Holdings for the fiscal year 2012. One or more representatives of PricewaterhouseCoopers LLP will attend the annual meeting, will be afforded the opportunity to make a statement if they desire to do so, and will be available to answer questions that may be asked by shareowners.

Shareowner ratification of the selection of PricewaterhouseCoopers LLP as UIL Holdings’ independent registered public accounting firm is not required by UIL Holdings’ bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the shareowners for ratification as a matter of good corporate practice. If the shareowners fail to ratify the selection, the Audit Committee will reconsider its selection. The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of UIL Holdings and its shareowners.

Vote Required for Approval

Under Connecticut law and UIL Holdings’ bylaws, assuming that a quorum is present at the meeting, the proposal to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as UIL Holdings’ independent registered public accounting firm will be approved if the votes cast in favor of this action exceed the votes cast against it. Proxies marked to abstain from voting with respect to this action will not have the legal effect of voting against it.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THIS PROPOSAL CONCERNING THE RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL NO. 3 – NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was enacted on July 21, 2010. As required by the Dodd-Frank Act, the Company seeks a non-binding advisory vote on executive compensation. The Compensation Discussion and Analysis section of this proxy statement and the accompanying tables and narrative on pages 20 to 51 of this proxy statement provide a comprehensive review of our named executive officer compensation objectives, program and rationale. We encourage you to read this disclosure before voting on this proposal.

Our compensation philosophy is to offer our executives a total compensation package that is equal to or near the median (middle) of the comparable market levels for their positions and is designed to reward achievement of specific, challenging goals that we have tied to our business strategy. To that end, the majority of each executive’s compensation is “at risk” and can vary with the Company’s short- and long-term financial performance to encourage superior performance and business achievement. We achieve this through a mix of base salary, performance-based annual short-term and long-term incentives and benefits and perquisites.

It is our goal to adhere to current best practices with regard to performance-based pay in order to align our executives’ total compensation with the performance of the Company. We believe that the mix of the elements of our compensation program as described in the Compensation Discussion and Analysis effectively achieves our objectives without encouraging executives to take unnecessary and excessive risks.

For the reasons stated above, we are requesting your non-binding approval of the following resolution:

“Resolved, that the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative on pages 20 to 51 of this Proxy Statement, is approved on an advisory basis.”

Because your vote is advisory, it will be non-binding on the Company and the Board, and will not be construed as overruling a decision by the Company or the Board. Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Company or the Board. However, we value the opinions that our shareowners express in their votes, and the Board plans to consider the outcome of the vote when making future executive compensation decisions as it deems appropriate.

THE BOARD RECOMMENDS THAT SHAREOWNERS VOTE TO APPROVE THE NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

DATE FOR SUBMISSION OF PROPOSALS BY SHAREOWNERS

Shareowners who intend to present proposals for action at the 2013 Annual Meeting of the Shareowners are advised that such proposals must be received at the principal executive offices of UIL Holdings by December 6, 2012 in order to be included in the proxy statement and form of proxy for that meeting.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2012 Annual Meeting, SEC rules permit management to vote proxies in its discretion if UIL Holdings does not receive notice of the proposal prior to the close of business on February 14, 2012 and the proxy statement contains a specific statement regarding discretionary authority to vote. Notices of intention to present proposals at the 2012 Annual Meeting should be addressed to Sigrid Kun, Assistant General Counsel and Corporate Secretary, 157 Church Street, P.O. Box 1564, New Haven, Connecticut 06506.

UIL Holdings has filed an Annual Report on Form 10-K for the fiscal year ended December 31, 2011 with the SEC. UIL Holdings will either include a copy of its Annual Report on Form 10-K along with the Proxy or make a copy available in accordance with the Notice of Internet Availability of Proxy Material provided to any shareowner who did not receive this proxy statement in the mail. If you did not receive the Annual Report on Form 10-K, one will be provided to you without charge, if you request it in writing. Please direct your written requests to Sigrid Kun, Assistant General Counsel and Corporate Secretary UIL Holdings Corporation, 157 Church Street, P.O. Box 1564, New Haven, Connecticut 06506. Copies of the Annual Report on Form 10-K that are sent to you will not include exhibits unless you specifically request exhibits and agree to pay a fee to defray the copying and postage costs (10 cents per page, plus postage).

By Order of the Board of Directors,

April 5, 2012	SIGRID KUN
Assistant General Counsel and Corporate Secretary

DIRECTIONS TO QUINNIPIAC UNIVERSITY

From New London Via I-95:

Take I-95 to New Haven. Then take I-91 North to Exit 10 (Route 40). Follow Route 40 approximately 3 miles to its end (at Whitney Avenue). Turn right onto Whitney Avenue (Route 10) and proceed north for 1.4 miles. Turn right onto Mount Carmel Avenue and proceed 0.3 miles to campus.

From New York City Via I-95:

Take I-95 to New Haven. Then take I-91 North to Exit 10 (Route 40). Follow Route 40 approximately 3 miles to its end (at Whitney Avenue). Turn right onto Whitney Avenue (Route 10) and proceed north for 1.4 miles. Turn right onto Mount Carmel Avenue and proceed 0.3 miles to campus.

From New York City Via the Wilbur Cross Parkway (Merritt Parkway):

Take the Parkway (Route 15) to Exit 61. Turn right onto Whitney Avenue (Route 10) and proceed north 3 miles to Mount Carmel Avenue. Turn right onto Mount Carmel Avenue and proceed 0.3 miles to campus.

From Hartford Via I-91:

Take I-91 South to Exit 10 (Route 40). Follow Route 40 approximately 3 miles to its end (at Whitney Avenue). Turn right onto Whitney Avenue (Route 10) and proceed north for 1.4 miles. Turn right onto Mount Carmel Avenue and proceed 0.3 miles to campus.

UIL HOLDINGS CORPORATION 157 CHURCH STREET NEW HAVEN, CT 06506-0901

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE

Dial 1-800-690-6903 to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and promptly return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Proxy cards should be mailed by April 30, 2012 to ensure timely receipt prior to the Annual Shareowners Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M42659-P18960	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UIL HOLDINGS CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
Vote on Directors			☐	☐	☐
1.	ELECTION OF DIRECTORS
Nominees:
	01) Thelma R. Albright	06) Daniel J. Miglio
	02) Arnold L. Chase	07) William F. Murdy
	03) Betsy Henley-Cohn	08) Donald R. Shassian
	04) Suedeen G. Kelly	09) James A. Torgerson
05) John L. Lahey

The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain
2.	RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS UIL HOLDINGS CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.						☐	☐	☐

3.	NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.						☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareowner(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

ATTENDANCE TICKET

If you plan on personally attending the Annual Shareowners Meeting, you will be asked to verify that you are a shareowner by presenting this attendance ticket together with a proper form of identification. Cameras, recording devices and other electronic devices including telephones or other devices with photographic capability should not be used during the meeting and are subject to confiscation. For the safety of attendees, all bags, packages, briefcases, and similar items are subject to inspection. Your compliance is appreciated.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareowners Meeting:

The Notice and Proxy Statement, Form 10-K and Shareowner Letter are available at www.proxyvote.com.

M42660-P18960

UIL HOLDINGS CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF THE SHAREOWNERS

MAY 15, 2012

The shareowner(s) hereby appoint(s) John L. Lahey and Betsy Henley-Cohn, or either of them, as proxies, with Daniel J. Miglio as substitute, in the absence of Mr. Lahey or Ms. Henley-Cohn; and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of UIL Holdings Corporation that the shareowner(s) is/are entitled to vote at the Annual Meeting of the Shareowners to be held at 10:00 a.m. Eastern time on May 15, 2012 at Quinnipiac University, School of Law Center—Grand Courtroom, 275 Mount Carmel Avenue, Hamden, Connecticut and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREOWNER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND AS RECOMMENDED FOR EACH PROPOSAL AS WELL AS IN THE DISCRETION OF THE APPOINTED PROXIES WITH RESPECT TO ANY OTHER ITEMS THAT MAY PROPERLY COME BEFORE THE MEETING.

FOR PARTICIPANTS IN THE UNITED ILLUMINATING COMPANY 401(K)/ESOP (KSOP) PLAN:

This Proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of THE UNITED ILLUMINATING COMPANY 401(K)/ESOP (KSOP) #091792 (the Plan). This Proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 11:59 p.m. on May 10, 2012, you will be treated as directing the Plan’s Trustee to vote the shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side